UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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BOISE CASCADE COMPANY
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Boise Cascade

2020
Notice of Annual
Shareholders' Meeting
and Proxy Statement

March 27, 2020

Fellow Shareholders:

You are cordially invited to join us for our 2020 annual meeting of shareholders, which will be held on Thursday, May 7, 2020, at 9:30 a.m. Mountain Time, in Meeting Place 1 at the Hyatt Place Boise, 1024 W Bannock St., Boise, ID 83702. The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.

As we look forward to our 2020 annual meeting of shareholders, it is worth reflecting on the year just completed:

Leadership Changes and Board Composition

Early in 2019, we executed on our succession plan and experienced a number of leadership changes, including the retirement of two long-term officers, and the promotion of four officers to senior leadership positions. Early this year, the Board elected Nate Jorgensen CEO and director effective after Tom Corrick’s retirement on March 6, 2020. Tom will reach the Company’s mandatory retirement age in 2020. In addition to our senior leadership changes, we were pleased to add Sue Taylor, Chief Information Officer at the Bill & Melinda Gates Foundation, to our Board of Directors. Among her many skills and experiences, Ms. Taylor will add an innovation and technology perspective to our board. The board thanks Tom for his leadership, and we welcome Nate and Sue in their new roles.

Industry Dynamics and Impact on Business

We continued to experience weak commodity pricing in 2019, primarily driven by low residential construction growth, which drives demand for the products we manufacture, purchase, and distribute, and by the supply and demand imbalances brought on by additional industry capacity. Despite these challenges, both of our businesses executed well with solid growth in Building Materials Distribution and stability in Engineered Wood Products manufacturing, mitigating the overall earnings impact of these challenges. BMD delivered its highest EBITDA since our initial public offering in 2013.

Capital Allocation Strategy

As a reflection of our progress toward executing our long-term strategy of growing our distribution business and lowering costs in our manufacturing business, we invested $98 million in capital spending including the addition of one new location and two expansions in BMD, as well as major reinvestment in our Chester, SC, plywood operation in 2019. In addition, we returned $54 million to our shareholders through our quarterly dividend and a supplemental one-dollar-per-share dividend. We believe that our continued execution on our long-term growth plan and thoughtful stewardship of your capital will help ensure that you receive the benefits of our strategy and investments in the years to come.

Whether or not you plan to attend the annual meeting, your vote is important, and we encourage you to vote your shares promptly. If you will not vote your shares at the meeting, you may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Internet Availability of Proxy Materials and the proxy card.

Sincerely,
Tom Carlile
Board Chair
Mack L. Hogans
Lead Independent Director

Boise Cascade Company
1111 West Jefferson Street
Suite 300
Boise, ID 83702

NOTICE OF ANNUAL MEETING
 OF SHAREHOLDERS

May 7, 2020, at 9:30 a.m., Mountain Time
Meeting Place 1; Hyatt Place Boise
1024 W. Bannock St., Boise, ID 83702

To the Shareholders of Boise Cascade Company:

The 2020 annual meeting of shareholders of Boise Cascade Company will be held at the above date, time, and location, for the following purposes:

1.	To elect three Class I directors to the Company’s board of directors, each to serve a three-year term;
2.	To hold an advisory vote on the frequency of the advisory vote regarding executive compensation;
3.	To hold an advisory vote to approve executive compensation;
4.	To adopt amendments to the Company’s Certificate of Incorporation to declassify the Board of Directors;
5.	To adopt amendments to the Company’s Certificate of Incorporation to remove governance provisions that are no longer applicable;
6.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
7.	To conduct other business properly presented at the meeting.

To vote on the matters brought before the meeting, you may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, no later than 11:59 p.m. Eastern Daylight Time on Wednesday, May 6, 2020 for any shares you hold directly. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of the Company’s common stock at the close of business on March 9, 2020 are entitled to notice of, and to vote at, the meeting.

Many of Boise Cascade’s shareholders received their 2019 proxy materials and annual report electronically. If we mailed you a Notice of Internet Availability of Proxy Materials or a printed copy of our proxy statement and annual report, we encourage you to help us efficiently and cost-effectively communicate with you by receiving these materials by email in the future. You can choose this option by:

●	Following the instructions provided on your proxy card or voting instruction form if you received a paper copy of the proxy materials;
●	Following the instructions provided when you vote over the Internet; or
●	Reaching out to your broker for its specific instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2020. The Notice of the Annual Meeting of Shareholders, Proxy Statement, and 2019 Annual Report are available at www.proxyvote.com, as set out in the proxy card, and on page 44 of the proxy statement.

By order of the Board of Directors,

Jill Twedt
Vice President, General Counsel and Secretary
Boise, Idaho
March 27, 2020

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to “Boise Cascade,” the “Company,” “we,” “our,” or “us” refer to Boise Cascade Company.

Our proxy statement and 2019 Annual Report are available at www.proxyvote.com as set forth on page 44. The proxy materials, including this proxy statement and form of proxy, are being distributed and made available on or about March 27, 2020.

Purpose and Strategy

Boise Cascade’s strategy is to continue to grow as a premier integrated manufacturing and wholesale distribution company for building products. As a leading manufacturer and distributor of building materials, we bring people, products, and services together to build strong homes, businesses, and communities that stand the test of time. At Boise Cascade, we truly care about relationships with our teammates, customers, suppliers, shareholders, and the communities where we operate. We approach the way we do business with these core values:

•	Integrity
We are our word. Integrity goes beyond the lasting structural strength of our products. Integrity is our uncompromising commitment to do the right thing. We nurture long-term relationships every day, in everything that we do.

•	Safety
We each have the responsibility for our own safety and the safety of those around us, both at work and at home. Together, we strive to create an injury-free environment by identifying risks, eliminating hazards, and requiring safe behaviors.

•	Respect
We cultivate a climate of mutual respect, camaraderie, and teamwork. We welcome diverse backgrounds, views, and skills because we believe it results in stronger teams, inspired solutions, and greater agility as an organization.

•	Pursuit of Excellence
We are committed to the continuous improvement of people, processes, and the quality of products that we deliver. We apply best practices in our environmental management and forest stewardship. We all have the autonomy to apply our knowledge and experience to solve problems, make decisions, and implement new ideas to drive sustainable results.

Executing our Strategy

In 2019, we rolled out our strategic vision across the company. Specifically, we intended to:

•	Increase our earnings and the stability of our earnings by growing our market position in our Engineered Wood Products (“EWP”) business and expanding our distribution capabilities.

•	Leverage our integrated business model and superior access to the market for Wood Products manufacturing business through our Building Materials Distribution (“BMD”) business.

•	Drive operational excellence by improving veneer self-sufficiency, data-driven process improvement programs, and highly efficient logistics systems.

•	Accelerate the pace of innovation, digital technology, and diversity and inclusion.

In 2020, we plan to continue executing our strategy and creating attractive returns on capital by:

•	Continuing to improve our competitiveness through operational excellence.

•	Using our Boise Improvement Cycle (“BIC”) process, automated warehouse conversions, and business optimization group to continue lowering our costs of manufacturing and distribution.

•	Pursuing organic growth opportunities and in-fill opportunities in strategic locations across the country for our distribution business.

•	Continuing our growth in door assembly and industrial distribution business.

•	Continuing to explore manufacturing and distribution opportunities in adjacent businesses.

PROXY STATEMENT SUMMARY

2020 Annual Meeting Information

Date and Time	Place	Record Date	Admission
May 7, 2020 9:30 a.m.	Hyatt Place Boise 1024 W. Bannock St. Boise, ID 83702	March 9, 2020
Only holders of record of the Company’s common
stock as of the record date will be entitled to
notice and to vote. A government issued photo ID,
and proof of ownership as of the record date are
required to attend the meeting.

Note: Cameras, recording devices, and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (208) 384-4921.

Voting Matters

	Proposal	Board Recommendation	Additional Information Page Reference	Vote Requirement	Broker Discretionary Voting Allowed?	Effect of Abstentions	Effect of Broker Non-Vote
1.	Election of Directors	FOR each nominee	page 5	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
2.	Advisory Vote on Frequency of Advisory Vote Regarding Executive Compensation	FOR	page 9	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
3.	Advisory Vote to Approve Executive Compensation	FOR	page 10	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
4.	Amendments to the Certificate of Incorporation to Declassify Board	FOR	page 10	Two-thirds of all outstanding shares entitled to vote	No	Counted as vote “against”	Counted as vote “against”
5.	Amendments to the Certificate of Incorporation to Remove Inapplicable Governance Provisions	FOR	page 11	Two-thirds of all outstanding shares entitled to vote(1)	No	Counted as vote “against”	Counted as vote “against”
6.	Ratification of Independent Registered Public Accounting Firm	FOR	page 11	Majority of votes present and entitled to vote	Yes	Counted as vote “against”	N/A

(1)
The two-thirds requirement applies to the approval of all amendments under this proposal other than the amendments related to the removal of Article Nine, which requires the approval of eighty percent (80%) of all outstanding shares entitled to vote. In the event that more than two-thirds but less than 80% of all outstanding shares entitled to vote in favor of this proposal, all amendments under this proposal other than those related to Article Nine will be approved, and those amendments under this proposal related to Article Nine will not be approved. For more information, please see the full description of Proposal No. 5 below.

Director Nominees

Our board of directors currently consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The three members of Class I, Thomas Carlile, Kristopher Matula, and Duane McDougall, are standing for election as directors at the annual meeting, to hold office for three-year terms expiring in 2023. The following table provides summary information about each of these director nominees. During 2019, Messrs. Carlile, Matula, and

PROXY STATEMENT SUMMARY

McDougall were directors for the entire year and attended 100% of the board and committee meetings on which they served. Our board of directors recommends a FOR vote for each director nominee because it believes each is qualified to serve as a director and has made and will continue to make positive contributions to the board. In 2019, our board of directors met a total of 10 times telephonically or in person and our committees met a total of 15 times. For information on our director competencies and demographics, please see Director Selection Process at page 15.

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating & Corporate Governance
Thomas Carlile Age – 68	2013	Retired Chief Executive Officer, Boise Cascade	X				IDACORP, Inc., and its primary subsidiary Idaho Power
Kristopher Matula Age – 57	2014	Retired President and COO, Buckeye Technologies Inc.	X		X	X	None
Duane McDougall Age – 68	2013	Retired President & Chief Executive Officer, Willamette Industries	X	X	X		The Greenbrier Companies, Inc.

2019 Select Performance Highlights

2019 Business Highlights

•
The Company increased its quarterly dividend from $0.09 per share to $0.10 per share in the fourth quarter of 2019, and returned $54 million to shareholders through quarterly and supplemental dividends.

•
BMD continued pursuing its strategy to expand its footprint by acquiring a wholesale building materials distribution location in Birmingham, Alabama, and relocating its Memphis door shop and St. Louis facilities to larger locations to better serve and support its customers.

•	BMD delivered its highest EBITDA in the history of the division.

•	Our Wood Products business delivered solid year-over-year gains in EWP pricing in a highly competitive market.

•	Both businesses were recognized by BMC Stock Holdings and 84 Lumber as suppliers of the year.

Executive Compensation Highlights

We provide highlights of our executive compensation program below. It is important to review the Compensation Discussion & Analysis (CD&A) and compensation tables in this proxy statement for a complete understanding of our compensation program and philosophy. (Page 27)

•
We target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s role, performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics.

•	We provide at-risk pay opportunities in the form of short-term and long-term incentives.

•
Short-term and long-term incentives comprise a significant portion of each officer’s total compensation opportunity and are designed to motivate and reward our officers for growing the Company and maximizing long-term shareholder value.

•	Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders.

PROXY STATEMENT SUMMARY

•	For 2019, our named executive officers received long-term equity incentive compensation opportunities in a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

•
Under our clawback policy, the board is able to clawback both short-term and long-term incentive awards in the event of a substantial restatement of financial statements as a result of officer or employee intentional misconduct or malfeasance.

•	Our annual incentive compensation opportunities are tied to achievement of corporate and, in some cases, divisional financial goals.

•	We provide limited perquisites, including only those benefits that are consistent with market practice.

•
Pursuant to the Company’s Insider Trading Policy, we prohibit all of our directors, officers, employees, and consultants from participating in any hedging, pledging, or monetizing transaction to lock in the value of any of our securities that they hold, including the purchase of any financial instrument designed to offset the risk of future declines in the market value of any of our securities.

Say on Pay

Over the past five years, our shareholders have shown strong support of our executive compensation program, with vote results of over 97% from 2015 to 2019, respectively. Our compensation committee continues to examine our executive compensation program to ensure alignment between our executives and the long-term interests of our shareholders.

We ask that our shareholders approve, on an advisory basis, the compensation of our named executive officers as further described in Proposal 3. (Page 10)

2019 Key Compensation Actions and Decisions

•
2019 PSUs under our Long-Term Incentive Plan (“LTIP”) earned at approximately 7% below target yielding a 93% payout based on ROIC measures. These awards were granted in 2019, performance was determined in February 2020, and shares will be distributed in March 2022, three years from the grant date.

•
The pension risk transfer transaction resulted in a non-recurring charge in 2019 that was excluded from EBITDA(1) and ROIC(2) for purposes of calculating payouts under the Short-Term Incentive Plan (STIP) and LTIP.

(1)
EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Adjusted EBITDA further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. Management uses EBITDA and Adjusted EBITDA to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure (net income), please refer to our 2019 Annual Report, Item 6. Selected Financial Data.

(2)
ROIC, for any period means Net Operating Profit After Taxes (NOPAT) divided by average invested capital. NOPAT means net income plus after-tax financing expense. Invested capital means capitalized lease expense plus total assets, less current liabilities excluding short-term debt. Average invested capital means a rolling thirteen month average of invested capital.

Ratification of Independent Registered Accounting Firm

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for the year ending December 31, 2020. (Page 11)

PROPOSALS TO BE VOTED ON

PROPOSALS TO BE VOTED ON

Proposal No. 1 - Election of Three Class I Directors

Our board of directors currently consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date
I	Thomas Carlile	2020 annual shareholders’ meeting
Kristopher Matula
Duane McDougall
II	Nate Jorgensen(1)	2021 annual shareholders’ meeting
Richard Fleming
Mack Hogans
Christopher McGowan
III	Steven Cooper	2022 annual shareholders’ meeting
Karen Gowland
David Hannah
Sue Taylor

Under the current Certificate of Incorporation, at each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her death, disqualification, resignation, or removal. (2)

(1)	Replaced Tom Corrick effective March 6, 2020.

(2)	If Proposal 4 is approved by the shareholders, as set forth at page 10, starting at the 2021 annual meeting, Class II directors will be elected for a one-year term. Then, at the 2022 annual meeting, Class II and III directors will be elected to a one-year term. Finally, at the 2023 annual meeting, all of the directors will be elected for a one-year term for a fully declassified board.

Director Nominees

Three nominees, Messrs. Carlile, Matula, and McDougall, are standing for election as directors at the annual meeting to hold office for a three-year term expiring in 2023.

Shares will be voted according to shareholder instructions. If no voting instructions are provided, a broker may not vote on the matter. For 2020, our director nominees are running unopposed. Therefore, to be elected to our board of directors in 2020, each director nominee must receive an affirmative vote of the majority of the votes of the shares present in person or by proxy at the meeting of the stockholders and entitled to vote.

The three director nominees have confirmed their availability for election. If any of the director nominees becomes unavailable to serve as a director for any reason prior to the annual meeting, our board of directors may substitute another person as a director nominee. In that case, if a shareholder has voted for the original nominee, those shares will be voted FOR the substitute director nominee.

Additional information follows for the three director nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that such person should serve as a director of the Company.

Our board of directors recommends shareholders vote FOR Messrs. Carlile, Matula, and McDougall, our three director nominees.

PROPOSALS TO BE VOTED ON

Director Nominees

THOMAS CARLILE Age: 68 Director Since: 2013 Independent Committees: None

Biographical Information:

Mr. Carlile has been one of our directors since our initial public offering in February 2013, and was a director of our former parent company, Boise Cascade Holdings, L.L.C., from 2009-2013. Before his retirement in 2015, Mr. Carlile served as the Company’s chief executive officer from 2009 to 2015, and as a director of Boise Cascade Holdings, L.L.C. from August 2009 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013, in connection with our initial public offering, and board chair in March 2015. Mr. Carlile previously served as our executive vice president and chief financial officer from February 2008 to August 2009, following the divestiture of our paper and packaging businesses. From October 2004 to January 2008, he served as our senior vice president and chief financial officer. Mr. Carlile is a current director of IDACORP, Inc. (2014 to present), and its primary subsidiary Idaho Power Company (2014 to present).

Qualifications:

Mr. Carlile’s position as our former chief executive officer with 42 years experience with the Company and its predecessors allows him to advise the board of directors on operational and industry matters affecting the Company.

KRISTOPHER MATULA Age: 57 Director Since: 2014 Independent Committees: Compensation Corp. Governance & Nominating

Biographical Information:

Mr. Matula is currently a private consultant. Mr. Matula retired from Buckeye Technologies Inc. in 2012, where he served as president, chief operating officer, and a director. Buckeye, a publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, Mr. Matula also served as chief financial officer and head of Buckeye’s nonwovens business. Prior to joining Buckeye in 1994, Mr. Matula was employed by Procter & Gamble Company.

Qualifications:

Mr. Matula’s experience as president, chief operating officer, and director provides insight on strategic and operational issues, and valuable business knowledge. He also provides relevant industry experience and strong corporate governance and compliance skills to our board of directors.

DUANE MCDOUGALL Age: 68 Director Since: 2013 Independent Committees: Audit Compensation

Biographical Information:

Mr. McDougall was the board chair of Boise Cascade Holdings, L.L.C. from December 2008 until 2013, and also was a director of Boise Cascade Holdings, L.L.C. from 2005 to 2008. He became a Boise Cascade Company director and board chair in February 2013 in connection with our initial public offering.

Mr. McDougall also served as an interim chief executive officer of Boise Cascade, L.L.C. from December 2008 to August 2009. Prior to joining our company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002. During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions with increasing responsibilities before becoming president and chief executive officer. Mr. McDougall is a current director of The Greenbrier Companies, Inc. (2003 to present), and StanCorp Financial Group, Inc. (2009 to present; publicly traded until 2016).

Qualifications:

Mr. McDougall’s experience as a chief executive officer of a major forest products company provides our board of directors with valuable insight on operational and industry issues. He also provides strong accounting and financial expertise to our board.

PROPOSALS TO BE VOTED ON

Directors Continuing in Office
Class II

RICHARD FLEMING Age: 72 Director Since: 2013 Independent Committees: Audit

Biographical Information:

Mr. Fleming was the executive vice president and chief financial officer of USG Corporation from 1999 until his retirement in 2012. USG is a manufacturer of high performance building systems for the construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions and was USG’s chief financial officer for approximately 18 years. Mr. Fleming is the board chair of Columbus McKinnon Corporation (director: 1999 to present), and he also assumed the role of Interim CEO on January 10, 2020, until a new Chief Executive Officer is hired.

Qualifications: Mr. Fleming provides strong financial skills to our board of directors, and has relevant industry experience.

MACK HOGANS Age: 71 Director Since: 2014 Independent Committees: Corp. Governance & Nominating

Biographical Information:

Mr. Hogans currently serves as lead independent director. Mr. Hogans was senior vice president of corporate affairs with Weyerhaeuser Company, a New York Stock Exchange-listed timberlands and wood products company, until his retirement in 2004. Mr. Hogans currently operates a consulting services business. Prior to joining Weyerhaeuser in 1979, Mr. Hogans was employed by the U.S. Forest Service, Maryland National Capital Parks & Planning Commission, and the National Park Service.

Qualifications: Mr. Hogans has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

NATE JORGENSEN Age: 55 Director Since: 2020 Non-Independent Committees: None

Biographical Information:

On March 6, 2020, Mr. Jorgensen filled the board seat vacated by Tom Corrick on March 6, 2020, and is not an independent director. He has served as our chief executive officer since March 6, 2020. He serves on no committees. Prior to his position as CEO, he served in various roles, including chief operating officer, and senior vice president of engineered wood products in our Wood Products segment. Prior to joining Boise Cascade in 2015, Mr. Jorgensen was employed with Weyerhaeuser Company, a NYSE-listed timberlands and wood products company, as Vice President of Distribution.

Qualifications:

Mr. Jorgensen has over 30 years of industry experience in manufacturing and distribution. As chief executive officer, he is also able to provide valuable insight on the Company, as well as operational and financial information that is critical to board discussions.

PROPOSALS TO BE VOTED ON

CHRISTOPHER MCGOWAN Age: 48 Director Since: 2013 Independent Committees: Audit

Biographical Information:

Mr. McGowan currently serves as the chair of our audit committee. He became a Boise Cascade Company director in February 2013 in connection with our initial public offering. Prior to February 2013, he was a director of our former parent company, Boise Cascade Holdings, L.L.C., from 2004 to 2013. In August 2014, he became a general partner of CJMV-GMC-AHSS, L.P. (d/b/a Autism Home Support Services, Inc.), a provider of therapy and counseling services for children with autism. In 2012, Mr. McGowan began teaching at The University of Chicago Booth School of Business and currently serves as an Adjunct Professor, Investor in Residence, and Faculty Adviser. In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. (d/b/a/ OPTO International, Inc.). From 1999 until 2011, he was employed by Madison Dearborn Partners, L.L.C. and served as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated. Mr. McGowan is a current director of Cedar Capital, LLC, a registered investment adviser that operates registered investment companies (2012 to present).

Qualifications: Mr. McGowan provides strong financial and governance skills to our board of directors.

Class III
STEVEN COOPER Age: 57 Director Since: 2015 Independent Committees: Audit

Biographical Information:

Mr. Cooper is currently the board chair and retired chief executive officer of TrueBlue, Inc., a New York Stock Exchange-listed industrial staffing company based in Tacoma, Washington. Prior to joining TrueBlue in 1999, Mr. Cooper held various professional positions at Arthur Andersen, Albertsons, and Deloitte.

Qualifications:

Mr. Cooper’s experience as a chief executive officer and, as a director, provides insight on strategic and operational issues and valuable business knowledge. He also provides strong accounting and financial expertise and experience in workforce management to our board.

KAREN GOWLAND Age: 61 Director Since: 2014 Independent Committees: Compensation Corp. Governance & Nominating

Biographical Information:

Ms. Gowland currently serves as the chair of the compensation committee. Before her retirement in March 2014, Ms. Gowland was the senior vice president, general counsel and corporate secretary for Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America in late 2013. Boise Inc. was a manufacturer of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and corporate secretary of Boise Cascade, L.L.C. During her 30 years in the forest products industry, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.

Qualifications: Ms. Gowland has relevant industry and company experience and provides strong corporate governance and compliance skills to our board of directors.

PROPOSALS TO BE VOTED ON

DAVID HANNAH Age: 68 Director Since: 2014 Independent Committees: Compensation Corp. Governance & Nominating
Biographical Information:
Mr. Hannah is currently a director and formerly the chief executive officer and executive chair of Reliance Steel & Aluminum Co., a New York Stock Exchange listed operator of metals service centers. Prior to joining Reliance in 1981, Mr. Hannah held various professional positions at Ernst & Whinney, a predecessor firm to Ernst & Young, LLP. Mr. Hannah is a certified public accountant.

Qualifications:
Mr. Hannah’s experience as a chief executive officer of a major distribution company provides valuable insight on operational and industry issues. He also provides strong accounting and financial expertise to our board.

SUE TAYLOR Age: 62 Director Since: 2019 Independent Committees: Audit
Biographical Information:
Ms. Taylor is currently the chief information officer for the Bill and Melinda Gates Foundation in Seattle, Washington. Prior to joining the foundation in 2016, Ms. Taylor was vice president of Applications and Project Management Office at Honeywell Automation and Control Solutions, where she delivered global integrated system platforms. Prior to joining Honeywell in 2014, she served as chief information officer at Intermec, where she led the company’s IT and enterprise business analytics and headed integration and operational excellence for all IT systems when Intermec was acquired by Honeywell.

Qualifications:
Ms. Taylor’s experience as chief information officer provides insight on strategic and operational issues and valuable business knowledge, particularly as it relates to technology innovation, information security and controls, and implementation of enterprise-wide systems.

Proposal No. 2 – Advisory Vote on Frequency of Advisory Vote Regarding Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 194 (Exchange Act), we are providing our shareholders with the opportunity to cast a nonbinding advisory vote on the frequency with which shareholders will vote to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Shareholders will have the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should occur every 1, 2 or 3 years. Shareholders may also abstain from voting on the matter.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every 1, 2, or 3 years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our board of directors.

We are proposing an annual shareholder vote regarding our executive compensation program because we believe it supports stronger corporate governance by providing an avenue for shareholders to more frequently express their views on our compensation policies and procedures.

Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote and take them into account when considering the frequency of the advisory vote on executive compensation.

Our board of directors recommends shareholders vote, on a nonbinding advisory basis, FOR the option of an annual vote as the preferred frequency of advisory votes on executive compensation.

PROPOSALS TO BE VOTED ON

Proposal No. 3 - Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our named executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our named executive officers’ pay being performance-based and considered variable, “at risk,” and aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive superior financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. Our board of directors has agreed to hold this nonbinding advisory vote on an annual basis, with the next vote expected to occur at the 2021 annual meeting of shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. Our board of directors has determined the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.

Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders’ preferences and take them into account in making future determinations concerning our executive compensation.

Our board of directors recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the compensation of our named executive officers.

Proposal No. 4 – Adoption of Amendments to Certificate of Incorporation to Declassify the Board of Directors

The following discussion summarizes the proposed amendments. A full copy of the proposed Amended and Restated Certificate of Incorporation, as amended by this Proposal No. 4, can be found at the end of this proxy statement as Appendix A-1 (with additions shown as underlined, and deletions shown as struck through).

We are providing our shareholders with the opportunity to vote to amend Article Six, of our Certificate of Incorporation to remove Section 3, which establishes three classes of directors, and amend Section 4, to be renumbered Section 3, to remove classification of directors over three years, pursuant to which directors will be up for annual election when their current three year terms expire. If approved, the first class of directors up for an annual election will be our class II directors in 2021. Thereafter, our class II and III directors will be up for annual election in 2022. And, finally, in 2023 all directors will be up for annual election. In the case of any vacancy on the board occurring after the 2020 annual meeting created by an increase in the number of directors, the vacancy would be filled through an interim election by the board with the new director to serve a term ending at the next annual meeting. Vacancies created by resignation, removal, or death would be filled by election by the board of a new director to serve until the end of the term of the director being replaced. This proposal would not change the present number of directors or the board’s authority to change that number and to fill any vacancies or newly created directorships.

Our board of directors has weighed the merits of both a classified board of directors and an annually-elected board of directors. In conducting its evaluation, the board of directors considered the advantages of a classified board structure, such as promoting board stability and continuity, providing a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer, and reinforcing a commitment to long-term perspectives and value creation for our stockholders. The board of directors also considered the corporate governance trend and investment community expectation towards annual elections of directors for the opportunity to annually elect directors and create an avenue for shareholders to more frequently express their views both on individual directors and on the performance of the board as a whole.

PROPOSALS TO BE VOTED ON

These amendments to our Certificate of Incorporation requires a favorable vote of two-thirds of the shares outstanding.

Our board of directors recommends shareholders vote FOR the adoption of the amendments to the Certificate of Incorporation to declassify the board of directors.

Proposal No. 5 – Adoption of Amendments to Certificate of Incorporation to Remove Inapplicable Governance Provisions

The following discussion summarizes the proposed amendments. A full copy of the proposed Amended and Restated Certificate of Incorporation, as amended by this Proposal No. 5, can be found at the end of this proxy statement as Appendix A-2 (with additions shown as underlined, and deletions shown as struck through).

We are providing our shareholders with the opportunity to vote to amend our Certificate of Incorporation to remove governance provisions that are no longer applicable to the company.

Further, Articles Six, Eight and Ten contain provisions regarding governance matters prior to the “Trigger Date.” The “Trigger Date” was defined in that section as the first date on which Madison Dearborn Partners L.L.C. ceased to beneficially own (directly or indirectly) at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The Trigger Date occurred on July 24, 2013 and, therefore, all provisions relevant only to the period “prior to the Trigger Date” (including references to the “Trigger Date”) are no longer applicable. Further, references to “from and after the Trigger Date” are no longer necessary.

In addition, Article Nine provides additional protections to the previous private equity owners, Madison Dearborn Partners, LLC (“MDP”), regarding their service on the Boise Cascade board and concerning corporate opportunities and related matters. As of February 27, 2015, there are no longer any MDP representatives on our board and, therefore, Article Nine is no longer necessary.

The remaining proposed amendments conform the Certificate of Incorporation to account for the deletion of articles and sections, and remove Article Four, Section Two, which provided for the conversion of the common units of the Company’s predecessor entity into shares of the Company’s Common Stock, and Article Thirteen, which identifies the original sole incorporator of the Company. The amendments to remove Article Nine require a favorable vote of eighty percent (80%) of the shares outstanding. The other amendments require a favorable vote of two-thirds of the shares outstanding. If more than two-thirds, but less than eighty percent, of the shares outstanding vote in favor of this Proposal No. 5, then only those amendments applicable to the removal of the aforementioned governance provisions other than Article Nine will be adopted, and those amendments to remove Article Nine, including any conforming changes to account for the proposed removal of Article Nine as set forth in Appendix A-2, will not be adopted. If at least eighty percent of the shares outstanding vote in favor of this Proposal No. 5, then all of the proposed amendments contemplated under this proposal as set forth in Appendix A-2 will be adopted.

Our board of directors recommends shareholders vote FOR the adoption of the amendments to the Certificate of Incorporation to remove inapplicable governance provisions.

Proposal No. 6 - Ratification of Independent Accountant for the Year Ending December 31, 2020

The audit committee of our board of directors is responsible for the engagement of our independent auditor and has appointed KPMG LLP (KPMG) in that capacity, effective February 19, 2020.

Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately

PROPOSALS TO BE VOTED ON

determine to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be present at our annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

For information on the services KPMG has provided for us in 2019, please refer to the audit committee report at page 25.

Our board of directors recommends shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2020.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Code of Ethics for Our Board of Directors

The Boise Cascade Company Code of Ethics (Code of Ethics) applies to our directors and all of our employees. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern. We have an email link to our board of directors on our website by selecting About Us at the top of the page, selecting Contact Us, and then Board of Directors in the drop-down box on the next page. Communications sent by email are not confidential and are first reviewed by the company’s general counsel and chief financial officer.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.

You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Code of Ethics.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines (Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board’s commitment to monitor the effectiveness of policy and decision-making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, or the rules of the New York Stock Exchange (the NYSE). Our board of directors may modify the Guidelines from time to time on the recommendation of the corporate governance and nominating committee and as deemed appropriate by our board of directors.

You may view a complete copy of the Guidelines by visiting our website at www.bc.com and selecting Investors, then Leadership and Governance, and then Corporate Governance Guidelines.

Director Independence

Our directors believe board independence is important and is key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.

We list our common stock on the NYSE. The NYSE rules require that a majority of our directors be independent from management and all members of our board committees be independent. For a director to be independent under the NYSE’s rules, our board must determine affirmatively that he or she has no material relationship with the company. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our board of directors from determining that he or she was independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our board of directors will broadly consider all relevant facts and circumstances to determine the independence of any director, in accordance with the NYSE listing rules.

To assist in making this determination, our board adopted the NYSE’s independence standards, set forth in the NYSE listing rules and Rules 10A-3 and 10C-1 under the Exchange Act. For purposes of these standards, we include Boise Cascade Company and its consolidated subsidiaries.

Our board has determined that Ms. Gowland, Ms. Taylor, and Messrs. Carlile, Cooper, Fleming, Hannah, Hogans, Matula, McDougall, and McGowan are independent directors as defined under the NYSE’s listing standards. These directors constitute a majority of our board of directors and represent all of our committee members. In making its independence determination, our board considered the relationships disclosed in the Related-Person/Party Transactions section below.

Additionally, our board of directors has determined that (i) each member of the audit committee meets the heightened independence standards for audit committee service under the NYSE listing rules and Rule 10A-3 under the Exchange Act; and (ii) each member of the compensation committee meets the heightened independence standards for compensation committee service under the NYSE listing rules and Rule 10C-1 under

CORPORATE GOVERNANCE

the Exchange Act. Further, because our board chair was not independent under the NYSE listing standards until three years after his retirement as CEO, our board appointed the chair of the Governance and Nominating Committee, Mack Hogans, as its lead independent director.

Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.

Related-Person Transactions

Our written policy regarding transactions with related persons requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related-person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors recuse themselves from any discussion or decision affecting their personal, business, or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether to approve or ratify a related-person transaction. There were no related-person transactions in 2019, and no family relationships existed between any of our directors and executive officers.

Role of Compensation Consultant

The compensation committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), as its independent compensation consultant to assist the committee in discharging its responsibilities. Prior to retaining FW Cook, the compensation committee considered that FW Cook does not provide any other services to the Company or management and determined that there was no conflict of interest according to the factors the compensation committee determined to be relevant, including the independence factors enumerated by the NYSE.

Role of Board of Directors in Our Risk Management Processes

Our board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. Through our enterprise risk management review, the board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations, cybersecurity, and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material- or enterprise-level risk.

Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department also maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets a number of times each year with our director of internal audit, our chief financial officer, and our controller. The audit committee also meets at least once per year with our director of IT to discuss security as it relates to our data systems.

We have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively, including, but not limited to, data security, data privacy, environmental, and safety audits.

CORPORATE GOVERNANCE

Risk Analysis of Employee Compensation Policies and Practices

We reviewed our compensation policies and practices for our employees and determined these policies and practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

●	None of our businesses presents a high risk profile because a very large percentage of our revenues and income is derived from commodity products;

●	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

●	Our incentive pay program has minimum and maximum targets designed to take into account short- and long-term affordability measures, with payments capped at the maximum target;

●	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our incentive pay programs;

●	We have adopted a clawback policy for our equity-based LTIP and our cash-based STIP that will authorize clawback of any or all of any award predicated on substantially restated financial results where the employee engaged in intentional misconduct or malfeasance leading to the restatement and would have received a lower payment following the restatement;

●	Our executive compensation program does not encourage our management to take unreasonable risks relating to the business; and

●	Pursuant to the Company’s Insider Trading Policy, we prohibit all of our directors, officers, employees, and consultants from participating in any hedging, pledging, or monetizing transactions to lock in the value of any of our securities that they hold, including the purchase of any financial instrument designed to offset the risk of future declines in the market value of any of our securities.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

●	Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

●	Recommending to our board a slate of director nominees for election or re-election at the annual meeting; and

●	Recommending to our board of directors persons to fill board and committee vacancies.

Through this process, members of the corporate governance and nominating committee consult with our board chair and accept nominee recommendations from other directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and our bylaws. The invitation to join our board of directors is extended by our board of directors through our board chair and lead independent director.

In 2019, the board conducted a search for a new director to fill a newly created board seat. Members of the corporate governance and nominating committee, including our lead independent director, accepted nominee recommendations from other directors and worked with an independent consulting firm, BoardReady, to identify qualified candidates. The team narrowed the pool and interviewed three candidates with members of the corporate governance and nominating committee and management. Messrs. Carlile and Hogans extended the invitation to Sue Taylor to join our board, and she was elected in October.

CORPORATE GOVERNANCE

Suitability of Candidates

In evaluating the suitability of candidates, in addition to our ongoing and emerging business needs, our board of directors and corporate governance and nominating committee consider many factors, including a candidate’s:

●	Experience as a senior officer in a public company, or substantial private company, or other comparable experience;

●	Experience as a director of a public company;

●	Breadth of knowledge about issues affecting the Company and/or its industry;

●
Expertise in finance, logistics, manufacturing, law, human resources, cybersecurity, technology and innovation, or marketing or other areas that our board determines are important areas of needed expertise; and

●
Personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our board of directors and its committees, and willingness to assume broad/fiduciary responsibilities on behalf of all shareholders.

The corporate governance and nominating committee is committed to a highly functioning board where the composition is reflective of the long-term strategy of the business, and makes decisions primarily on the basis of skills, qualifications, and experience.
Consideration of Diversity in Nomination Process

Our current board of nine men and two women has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available, in addition to the factors set forth above, our board of directors will consider other factors, including gender, racial, ethnic, and global diversity for director recruitment to continue enriching our board’s diverse perspectives.

Director Diversity

CORPORATE GOVERNANCE

Shareholder Nominations for Directors

In accordance with our bylaws, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year’s Proxy Statement section in this proxy statement for related instructions, page 45). We did not receive any shareholder nomination or recommendation for a director in connection with the 2020 annual meeting. Other than the procedures set forth in our bylaws, the corporate governance and nominating committee has not adopted formal policies regarding shareholder nominations for directors because the committee does not believe such policy is necessary for the consideration of shareholder nominations.

Board and Committee Self-Evaluations

In December of each year, our directors complete written evaluation forms to conduct an evaluation of the overall effectiveness of our board of directors, its committees and each director. The evaluations are provided to the directors by, and returned to, the corporate secretary’s office. The board chair and lead independent director review the directors’ responses and provide the individual board members, the corporate governance and nominating committee, and the full board with an assessment of the performance of the board and its committees. The directors then discuss the results and proposed actions for improvement or change in executive session. The board chair and lead independent director also have one-on-one discussions as necessary with each director about the feedback received. The blank survey forms are also provided to KPMG as a part of the Annual Financial Statement Audit.

The purpose of the Board, Committee(s), and Individual Director surveys is to continually improve board performance. In 2019, the governance and nominating committee reviewed and updated the board, committee and individual evaluation forms to provide additional clarity and improve the process.

Board Governance

The board believes that wider perspective and best practices learned by board members serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore, our Guidelines include an overboarding policy whereby our non-employee directors are limited to no more than three public boards, in addition to ours, and our chief executive officer to one additional public board. You can view the Guidelines by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Corporate Governance Guidelines.

Communications with Our Board of Directors

Shareholders and other interested parties may contact our board of directors, or any of its committees, non-management directors or any individual directors by writing to the board chair of the corporate governance and nominating committee, at the address or email address shown below. All correspondence will be referred to the chairman of the governance and nominating committee, the board chair, and our general counsel.

Boise Cascade Company
Attention: Chair of the Corporate Governance and Nominating Committee
c/o General Counsel
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Email: legaldepartment@bc.com

Shareholders and other interested parties may also contact our board of directors by going to our website, www.bc.com, and selecting Contact at the top of the page, then selecting Board of Directors in the drop down box.

Corporate Responsibility, Human Capital Management, and Environmental Sustainability

Our purpose is to bring people, products, and services together to build strong homes, businesses, and communities that stand the test of time. We are a business built on relationships. Our core values guide our actions, unite our employees, and define our brand. We care about relationships with our teammates, customers, suppliers, shareholders, and the communities where we operate. We strive to create a diverse and inclusive workplace environment as a way of living our core values of Respect and Pursuit of Excellence where we cultivate a climate of mutual respect, camaraderie, and teamwork. We further believe it is our responsibility as an employer

CORPORATE GOVERNANCE

and community leader to have a positive influence in the communities where we work and live.

Boise Cascade considers environmental responsibility an integral component of our wood products manufacturing and building materials distribution businesses. Through conservation and sustainable practices, we actively contribute to the responsible use and protection of the natural environment, which benefits our employees, our customers, and the communities where we work and live in. We are committed to implementing and achieving sustainable forestry where we procure raw material from other forest landowners, wood suppliers, and manufacturers. Further, we are committed to continually achieve compliance to certification standards, employing management practices within our operations, and promoting sustainable practices.

The board’s governance and nominating committee is primarily responsible for reviewing environmental, social, and governance (ESG) matters, but similar to risk oversight, the full board participates in the process. At each board meeting, management updates the governance and nominating committee on current ESG topics and issues that impact the company. On an annual basis, the committee is provided with a more in-depth review of ESG topics by either management or a third-party consultant.

Additional information on our environmental sustainability, and human capital management practices can be found by going to our website, www.bc.com, and selecting About Us at the top of the page and navigating to Corporate Responsibility.

BOARD STRUCTURE

BOARD STRUCTURE

Board Leadership Structure

Currently the positions of board chair and chief executive officer are filled separately. Our board of directors believes that this structure is appropriate for the Company at this time. Mr. Carlile’s (our board chair) experience as our former chief executive officer provides our board of directors with valuable insight on operational and industry issues.

On February 4, 2013, our corporate governance and nominating committee and our board of directors adopted the Guidelines to serve as a flexible framework within which the board conducts business. The committee and board routinely review the Guidelines with the most recent review occurring in February, 2018. On October 28, 2015, our board formalized our practice that the chair of the governance and nominating committee serves as the lead independent director. Mack Hogans currently fills the lead independent director role. Our lead independent director presides over all meetings of the independent directors and works collaboratively with our board chair and chief executive officer regarding board governance, including the board evaluation process and establishing meeting agendas for our board. The lead independent director’s responsibilities include:

•	Chairing the corporate governance and nominating committee,
•	leading the board’s processes for selecting and evaluating new directors and key management positions,
•	presiding at all meetings of the board at which the chairman is not present,
•	serving as a liaison between the chairman and the independent directors,
•	if requested by major shareholders, ensuring that he is available for consultation and direct communication,
•	approving meeting agendas and schedules,
•	conducting executive sessions of the independent directors,
•	overseeing the independent directors’ annual performance evaluation of the board chair and CEO,
•	together with the chair, directors and governance committee, leading the director recruitment process, and
•	calling meetings of the independent directors and to retain advisors for the independent directors.

Executive Sessions and Independent Director Sessions

Our board of directors and each of our committees routinely meet in executive sessions outside the presence of management. Mr. Carlile, our board chair, presides over the executive sessions of our board of directors meeting, and each committee chair presides over the executive sessions of each respective committee. Mr. Hogans, our lead independent director, and the chair of our corporate governance and nominating committee, presides over the sessions of our independent board members who meet outside the presence of our non-independent directors at least twice per year.

Independent directors have direct access to members of management whenever they deem it necessary, and the company’s executive officers attend part of each regularly scheduled board meeting. The independent directors and all committees are also free to retain their own independent advisors, at the company’s expense, whenever they feel it would be desirable to do so.

2019 Meeting Attendance

During 2019, our board of directors met seven times in person and three times by telephone conference. In addition to meetings of the full board, our board committees met a total of 15 times. All directors attended at least 75% of the meetings of the board, and of the committees on which they served in 2019. As a group, our directors had an overall attendance rate of 99%.

Under the Guidelines, our directors are expected to attend our annual meeting to be held on May 7, 2020. All ten of our then current directors attended the 2019 annual meeting.

BOARD STRUCTURE

Board Committees

Our board of directors has established the following three standing committees:

●	Audit Committee
●	Compensation Committee
●	Corporate Governance and Nominating Committee

The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices and reviewed periodically by outside legal counsel. Each committee enacts any recommended changes to its charter coming out of such reviews and reports the changes to our board of directors.

You may view copies of our committee charters by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select any of the committee charters.

Audit Committee

Committee Members (1)	2019 Committee Meeting Attendance (2)
Christopher McGowan, committee chair (3)	100%
Steven Cooper (3)	100%
Richard Fleming (3)	100%
Duane McDougall (3)	100%
Sue Taylor	—(4)

(1)
All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our board of directors.

(2)	The audit committee met four times in 2019.

(3)
Our board of directors has determined that Messrs. McGowan, Cooper, Fleming, and McDougall are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

(4)	There were no Audit Committee meetings in 2019 after Ms. Taylor’s election to the board in October, 2019.

The audit committee of our board of directors is responsible for matters including the following:

●
Assisting the board of directors in its oversight of the quality and integrity of the Company’s financial statements and accounting and financial reporting practices, and the adequacy and effectiveness of the Company’s internal controls;

●	Discussing with management our overall risk assessment and risk management policies;

●
Reviewing disclosures made by our chief executive officer and chief financial officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting; and

●
Reviewing the scope and staffing of the independent auditors annual audit, discussing all matters required by PCAOB Auditing Standard No. 1301, and discussing any audit problems or difficulties and management’s response.

For a complete description of our audit committee’s responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the audit committee charter.

BOARD STRUCTURE

Compensation Committee

Committee Members (1)	2019 Committee Meeting Attendance Rate (2)
Karen Gowland, committee chair	100%
David Hannah	100%
Kristopher Matula	100%
Duane McDougall	100%

(1)
All members of the compensation committee are independent as defined under the applicable NYSE’s listing standards, and in accordance with Rule 10C-1 under the Exchange Act, as determined by our board of directors.

(2)	The compensation committee met five times in 2019.

The compensation committee of our board of directors is responsible for matters including the following:

●	Assisting our board of directors in discharging its responsibilities relating to compensation of our board members, chief executive officer, and other executive officers;

●	Reviewing and approving employment agreements and other similar arrangements between the Company and our chief executive officer and other executive officers;

●	Reviewing and evaluating the Company’s overall compensation philosophy and overseeing the Company’s equity, incentive, and other compensation and benefit plans; and

●
Preparing the compensation committee report on executive officer compensation required by the Securities and Exchange Commission (SEC) for inclusion in the Company’s annual proxy statement or Annual Report.

For a complete description of our compensation committee’s responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the compensation committee charter.

Corporate Governance and Nominating Committee

Committee Members (1)	2019 Committee Meeting Attendance Rate (2)
Mack Hogans, committee chair	100%
Karen Gowland	100%
David Hannah	100%
Kristopher Matula	100%

(1)	All members of the corporate governance and nominating committee are independent as defined under the applicable NYSE listing standards, as determined by our board of directors.

(2)	The corporate governance and nominating committee of our board of directors met six times in 2019.

The corporate governance and nominating committee of our board of directors is responsible for matters including the following:

●	Identifying and assessing persons qualified to become board members, consistent with the qualification standards and criteria approved by the board;

●	Recommending to the board a slate of director nominees for election or re-election at the annual meeting;

●	Recommending to the board the structure and membership of board committees;

●	Recommending to the board persons to fill board and committee vacancies;

●	Overseeing annual evaluations of the board and committees of the board;

●	Reviewing periodically the Guidelines applicable; and

●	Making other recommendations to the board relative to corporate governance issues.

BOARD COMPENSATION

For a complete description of our corporate governance and nominating committee’s responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the corporate governance and nominating committee charter.

BOARD COMPENSATION

Employee board members do not receive compensation for their service on our board of directors. Mr. Corrick was our only employee board member during 2019. Nonemployee board members in 2019 were entitled to receive the compensation described below under “Director Fees.”

2019 Director Compensation Table

The following table presents compensation information for each of our nonemployee directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value / and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Thomas Carlile	190,000	134,989	—	324,989
Steven Cooper	90,000	109,990	6,342	206,332
Richard Fleming	90,000	109,990	—	199,990
Karen Gowland	105,000	109,990	3,866	218,856
David Hannah	90,000	109,990	—	199,990
Mack Hogans	125,000	109,990	—	234,990
Kristopher Matula	90,000	109,990	6,748	206,738
Duane McDougall	90,000	109,990	—	199,990
Christopher McGowan	110,000	109,990	—	219,990
Sue Taylor(4)	15,534	34,963	—	50,497

(1)
The reported cash earnings include retainers and fees and are inclusive of deferred compensation amounts for directors participating in the Boise Cascade Company Directors Deferred Compensation Plan (“Directors Deferred Compensation Plan”). See note (3) below.

(2)
On February 22, 2019, our chairman of the board, Mr. Carlile, was awarded 4,579 time-vested restricted stock units (RSUs) with a grant date fair value of $134,989. Our other board members were awarded 3,731 time-vested RSUs with a grant date fair value of $109,990 with the exception of Ms. Taylor who received a pro rata award based on her start date as a director. The RSUs vested in a single installment on February 22, 2020. The foregoing RSUs are the only unvested stock awards held by each director as of December 31, 2019.

(3)	We do not provide our directors with pension benefits. The amounts reported in the third column include above-market earnings on compensation deferrals to the Directors Deferred Compensation Plan.

(4)	Ms. Taylor was appointed to the board on October 30, 2019.

Director Fees

The 2019 retainer and fee schedule for nonemployee directors is set forth herein. The board approved a new retainer and fee schedule for 2019 on the advice of FW Cook who performed a review of our non-employee director compensation program on behalf of the compensation committee. This review included an analysis of market trends relating to non-employee director compensation and a comparison of our non-employee director compensation relative to market data of our peer group (as set forth on page 28), and market data of similarly sized companies. There were no changes to the 2020 retainer and fee schedule.
Director Fees	Effective 2020 ($)	Effective 2019 ($)
Director Fees (Annual)
Cash Retainer	90,000	90,000
Equity Award	110,000	110,000
Committee Chair Fees (Annual)
Audit	20,000	20,000
Compensation	15,000	15,000
Corporate Governance
and Nominating	10,000	10,000
Lead Independent Director	25,000	25,000
Chairman (Annual)
Additional Cash Retainer	100,000	100,000
Additional Equity Award	25,000	25,000

STOCK OWNERSHIP

2019 Director Restricted Stock Unit Awards

Upon the recommendation of the compensation committee, our board of directors on February 22, 2019 approved the granting of 3,731 RSUs with a grant date fair value equal to $109,990 to each of our nonemployee directors. The board chairman received an additional 848 RSUs with a grant date fair value equal to $24,999. These 2019 RSU awards are service-conditioned awards that vested in full on February 22, 2020, and were distributed on February 26, 2020.

Directors Deferred Compensation Plan

We maintain a “nonqualified” deferred compensation plan offered to our nonemployee directors (Boise Cascade Directors Deferred Compensation Plan). The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to invest a portion of their cash compensation. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive cash payment in a lump sum or in annual installments following their service on our board of directors. Ms. Gowland and Messrs. Cooper and Matula have elected to defer cash compensation in 2016 through 2019 under this plan. We do not anticipate making any changes to this plan in 2020.

Compensation Committee Interlocks and Insider Participation

During 2019, the compensation committee consisted of Ms. Gowland, and Messrs. Hannah, Matula, and McDougall. None of our executive officers currently serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

STOCK OWNERSHIP

Stock Ownership Guidelines for Our Directors

In August 2018, our board of directors updated the established Company stock ownership guidelines for our directors, which are intended to ensure that our directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.

Our director stock ownership guidelines provide that within five years from becoming a director, each director should acquire and maintain stock ownership in the Company equal to five times his or her annual cash retainer. Each of our directors have met this requirement, or are on track to do so within the five-year timeframe.

Stock Ownership Guidelines for Our Officers

In August 2018, our board of directors updated the established Company stock ownership guidelines for our officers which are intended to ensure that our officers acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.

Our officer stock ownership guidelines provide that within five years of the later of becoming an officer, or adoption of new guidelines, that the officer meet the guidelines. Ownership varies by officer level with the chief executive officer’s target at five times salary, executive vice presidents’ and senior vice presidents’ target at two times salary, and vice presidents’ target at one times salary.

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 9, 2020 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer, or five percent beneficial owner, as the case may

STOCK OWNERSHIP

be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Column A Shares Owned as of 3/9/2020 (#)(1)	Column B Right to Acquire Within 60 Days of 3/9/2020 (#)(1)	Column C Percent of Class (%)(2)
Persons Owning Greater Than 5% of Our Outstanding Common Stock
BlackRock, Inc. (3)	7,088,505	—	18.0%
The Vanguard Group (4)	4,491,585	—	11.4%
Dimensional Fund Advisors LP (5)	3,213,797	—	8.2%
Macquarie Bank Limited (6)	2,071,257	—	5.3%
Nonemployee Directors
Thomas Carlile	55,195	9,847(7)	*
Steven Cooper	9,149	7,647(8)	*
Richard Fleming	14,149	12,309(9)	*
Karen Gowland	9,149	10,286(8)	*
David Hannah	9,149	8,479(8)	*
Mack Hogans	9,224	9,187(8)	*
Kristopher Matula	14,049	9,187(8)	*
Duane McDougall	14,149	12,309(9)	*
Christopher McGowan	31,362	12,309(9)	*
Sue Taylor	1,186	—	*
Named Executive Officers
Thomas Corrick	150,999	—	*
Nate Jorgensen	16,810	—	*
Wayne Rancourt	47,148	—	*
Nick Stokes	39,232	—	*
Mike Brown	14,070	—	*
All Directors and Executive Officers as a Group (17 Persons)	470,006	91,560	1.4%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 9, 2020 (Column B).

(2)
Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company’s total number of outstanding shares on March 9, 2020 (39,196,619 shares) plus the number of shares such person has the right to acquire within 60 days of March 9, 2020 (Column B). * Less than 1%

(3)
Pursuant to Schedule 13G/A, Amendment No. 6, dated December 31, 2019, and filed with the SEC on February 4, 2020, by BlackRock, Inc. (BlackRock). BlackRock’s principal business is at 55 East 52nd Street, New York, NY 10055.

(4)
Pursuant to Schedule 13G/A, Amendment No. 6, dated December 31, 2019, and filed with the SEC on February 12, 2020, by The Vanguard Group (Vanguard). Vanguard’s principal business is at 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Pursuant to Schedule 13G/A, Amendment No. 3, dated December 31, 2019, and filed with the SEC on February 12, 2020, by Dimensional Fund Advisors LP (Dimensional). Dimensional’s principal business is at Dimensional Place Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)
Pursuant to Schedule 13G, dated December 31, 2019, and filed with the SEC on February 13, 2020 by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust, and Macquarie Investment Management Austria Kapitalanlage AG. The principal business of Macquarie Group Limited and Macquarie Bank Limited is at 50 Martin Place, Sydney, New South Wales, 2000, Australia. The principal business of Macquarie Investment Management Holdings Inc. and Macquarie Investment  Management Business Trust is at 2005 Market Street, Philadelphia, PA 19103. The principal business of Macquarie Investment Management Austria Kapitalanlage AG is at L3, Kaerntner Strasse 28, Vienna C4 1010.

(7)
Mr. Carlile’s reported amount includes 2,903 restricted stock units which vested on February 25, 2016 and 6,944 shares that vested on February 24, 2017, which will be delivered to the subject director six months and one day after his termination as a director of the Company.

(8)
Reported amount includes 2,639, 832, 1,540, and 1,540 restricted stock units that vested on February 27, 2015, for Ms. Gowland and Messrs. Hannah, Hogans, and Matula, respectively, 2,212 restricted stock units which vested on February 25, 2016, and 5,435 restricted stock units that vested on February 24, 2017, each of which will be delivered to the subject director six months and one day after his/her termination as a director of the Company. Mr. Cooper received 2,212 restricted stock units which vested on February 25, 2016 and 5,435 restricted stock units that vested on February 24, 2017, and will be delivered six months and one day after his termination as a director of the Company.

(9)
Reported amount includes 2,023, 2,639, 2,212, and 5,435 restricted stock units which vested on February 26, 2014, February 27, 2015, February 25, 2016, and February 24, 2017, respectively, which will be delivered to the subject director six months and one day after his termination as a director of the Company.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to the Company’s audited financial statements and internal controls over financial reporting (ICOFR) for the year ended December 31, 2019.

Audit Committee Charter and Responsibilities

The audit committee assists the board of directors in its oversight of the quality and integrity of the Company’s financial statements and its accounting and financial reporting practices. The audit committee’s responsibilities are more fully set forth in its charter, which you can view by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Leadership and Governance and then Committee Charters. Then select the audit committee charter.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements, as well as the report over our ICOFR for the 2019 calendar year with management and KPMG, the Company’s independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of Regulation S-X, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and as approved by the SEC. The audit committee has also received the written disclosures and the letter from KPMG required by PCAOB’s applicable requirements regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.

Audit Committee Financial Experts

All of our audit committee members are financially literate, and the board of directors has determined that the audit committee chair, Mr. McGowan, and Messrs. Cooper, Fleming, and McDougall, are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our board of directors has also determined that Mr. McGowan and the other members of the audit committee are independent in accordance with the applicable NYSE listing rules.

Recommendation of Financial Statements

Based on the review and discussions with management and KPMG, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements and report on internal controls be included in the Company’s Annual Report for the year ended December 31, 2019, for filing with the SEC.

Respectfully submitted,

The Audit Committee
Christopher McGowan, Committee Chair
Steven C. Cooper
Richard Fleming
Duane C. McDougall
Sue Taylor

EQUITY COMPENSATION PLAN INFORMATION

Fees Paid to KPMG

The following table presents the aggregate fees billed by KPMG to us for services rendered for the years ended December 31, 2018 and 2019, as approved by the audit committee:

	2019	2018
	($)	($)

Audit Fees(1)	2,131,000	2,162,138
Audit-Related Fees(2)	9,500	9,500
Tax Fees(3)	7,500	35,176
All Other Fees
Total	2,148,000	2,206,814

(1)	KPMG’s Audit Fees consisted of fees for the audit of our 2018 and 2019 year-end financial statements included in the Company’s Form 10-K, the 2018 and 2019 audits of our internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC.

(2)	KPMG’s Audit-Related Fees consisted of fees in connection with the issuance of financial assurance letters.

(3)	KPMG’s tax fees in 2018 and 2019 consisted of support services in connection with the Company’s eligibility for federal and state research and development credits.

Policies and Procedures for Preapproval of Audit and Non-audit Services

The audit committee’s charter provides that all audit and non-audit services to be performed for the company by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

During 2019, all services by our independent registered public accounting firm were preapproved by the audit committee in accordance with this policy.

EQUITY COMPENSATION PLAN INFORMATION

Shareholders approved the 2016 Boise Cascade Omnibus Incentive Plan (2016 Incentive Plan) in 2016, which replaced the 2013 Incentive Plan (the 2013 Incentive Plan). All new awards are made under the 2016 Incentive Plan, and no additional awards may be granted under the 2013 Incentive Plan. The following table provides information about our equity compensation plans as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	582,645(1)	27.19(2)	2,534,800(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	582,645	27.19	2,534,800

(1)	As of December 31, 2019, the number of shares of common stock to be issued upon exercise of outstanding options, warrants, and rights consists of 8,885 nonqualified stock options, 316,196 PSUs (2017 and 2018 PSUs at actual payout, and 2019 PSUs at target), and 257,564 RSUs awarded under the incentive plans. The actual 2019 PSUs awarded at the February 10, 2020, meeting of the compensation committee were at .93 times target for officers.

(2)	Applicable only to nonqualified stock options granted in 2013 as the unvested PSUs and RSUs do not have an exercise price.

(3)	The maximum number of shares to be issued under the 2016 Incentive Plan was 3,700,000 shares, less shares granted under the 2013 Incentive Plan after December 31, 2015 and prior to the effectiveness of the 2016 Plan in April 2016, plus shares subject to awards that are forfeited, expired, terminated, or settled in cash under both the 2013 and 2016 Incentive Plans after December 31, 2015, plus shares withheld for taxes under both the 2013 and 2016 Incentive Plans.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of the board of directors of Boise Cascade Company (Company) has reviewed and discussed the following Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee has recommended to the Company’s board of directors that the CD&A be included in this proxy statement and referenced in the Company’s Annual Report for the year ended December 31, 2019.

Respectfully submitted,

The Compensation Committee
Karen E. Gowland, committee chair
David H. Hannah
Kristopher J. Matula
Duane C. McDougall

Compensation Discussion and Analysis

This CD&A describes the 2019 compensation program for our executive officers, particularly our named executive officers who are listed below, along with the positions they held with the Company as of December 31, 2019:

Thomas Corrick – Chief Executive Officer
Wayne Rancourt – Executive Vice President, Chief Financial Officer, and Treasurer
Nate Jorgensen(1) – Chief Operating Officer
Nick Stokes – Executive Vice President, Building Materials Distribution
Mike Brown – Executive Vice President, Wood Products
(1) On March 6, 2020, Mr. Jorgensen became CEO upon Mr. Corrick’s retirement.

Our Compensation Objectives and Philosophy

We want to attract, retain, and incent the management talent we believe is essential to achieving the Company’s strategic objectives, which are to grow the Company prudently and to increase long-term shareholder value. As a guiding philosophy, we target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s position, responsibilities, performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances and for the purpose of internal equity, we may establish similar compensation ranges for officer positions with similar scopes of responsibility and other similar characteristics even if such ranges differ from comparable positions at other companies. We also provide at-risk, performance based pay opportunities that comprise a significant portion of total compensation opportunity to motivate and reward our executive officers for achieving the Company’s strategic objectives.

We hold annual nonbinding advisory shareholder votes on executive compensation, with the first such vote occurring in 2014 after our initial public offering. In each year, our shareholders have approved our executive compensation with over 97% voting in favor from 2014 through 2019. We believe the strong support demonstrates that shareholders generally view our overall pay program favorably. The compensation committee took this support into account and, as such, no substantial program changes were made for 2020. The compensation committee and the board intend to continue to take these advisory votes into account regarding future compensation decisions. For 2020, shareholders will again vote on whether to approve our executive compensation as set forth in this proxy statement.

EXECUTIVE COMPENSATION

Use of Market Data to Determine Amount and Allocation of Compensation

The compensation committee believes that an important criterion for the determination of the aggregate value of the Company’s compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated peer companies for positions of comparable responsibility.

Management and the compensation committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its named executive officers. Aggregate compensation and compensation for each of the major elements (base salary, short-term incentive compensation, and long-term incentive compensation) for the Company’s named executive officers has generally been targeted at the 50th percentile of the surveyed peer-group companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our named executive officers may be below or above the 50th percentile target levels, depending on subjective judgments made by the compensation committee based on factors such as the specific officer’s responsibilities that vary from the benchmark position, historical performance in the job, tenure with the Company and in his or her position, and other distinguishing characteristics.

Since 2011, the compensation committee has retained periodically the services of FW Cook, a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our named executive officers and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by the consultant.

FW Cook conducted a review of our peer companies with our compensation committee in 2019 and recommended that NCI Building Systems Company be removed from our peer group due to lack of sufficient compensation disclosures after its merger with Ply Gem Holdings, Inc. FW Cook also recommended that BMC Stock Holdings and Foundation Building Materials be added to the peer group based on similar size, and focus on distribution of relevant materials. The Compensation Committee agreed with the recommendations and adopted the 2019 peer group as follows:

American Woodwork	Gibraltar Industries Corporation
Armstrong World Industries	Louisiana Pacific Corporation
Beacon Roofing Supply, Inc.	Masonite International Corporation
BlueLinx Corporation	Quanex Building Products Corporation
BMC Stock Holdings	Simpson Manufacturing Company, Inc.
Builders FirstSource, Inc.	Universal Forest Products, Inc.
Eagle Materials Inc.	USG Corporation
Foundation Building Materials

During 2019, the compensation committee reviewed the officer base salaries, the Company’s STIPs, LTIP, FW Cook’s fees, and the proposed peer group for 2019 compensation discussions. The compensation committee reviewed and reapproved the company’s compensation philosophy as it appears in this proxy statement.

Summary of Pay Decisions Affecting our Named Executive Officers’ Compensation in 2019

For 2019, our compensation committee again chose to grant 50% of the long-term incentive grant value in RSUs and 50% in PSUs. The RSUs vest and are paid in shares one-third each year over a three-year period. The PSUs, however, are designed to have a one-year performance target based on Return on Invested Capital (ROIC) with a cliff vest and are paid in shares two years thereafter to better align with the long-term interests of shareholders. The STIP is an annual cash-based plan with performance goals based on EBITDA and PRONWC (as defined below).

EXECUTIVE COMPENSATION

The compensation committee also made salary adjustments for our executive officers in late 2019 to reflect several promotions, the changing median pay in our peer companies, and individual officer performance.

Executive Compensation Elements

The four elements of the Company’s executive compensation are:

●	Base salary;
●	Short Term Incentive Plan (STIP);
●	Long Term Incentive Plan (LTIP); and
●	Other compensation and benefit plans.

STIP and LTIP awards are intended to comprise a significant portion of each officer’s total compensation opportunity, and are designed to motivate and reward our officers for growing the Company, and maximizing long-term shareholder value. Ad hoc discretionary bonuses may be awarded occasionally for exceptional performance, but are not a standard element of the Company’s executive compensation structure.

Role of Management in Setting Executive and Director Compensation

As described below, the compensation committee increased the compensation of our executives for 2019. Management did not participate in such decisions. However, the Company’s chief executive officer makes, and in 2019 made, recommendations to the compensation committee with respect to base salaries and performance targets for the Company’s STIP and LTIP for officers other than himself. The compensation committee makes all decisions regarding each named executive officer’s base salary, LTIP and STIP targets, the overall performance targets of the plans, and the potential and actual payouts under each plan. Management does not participate in setting director compensation.

Base Salary

Our compensation committee has historically reviewed base salaries for our named executive officers on an annual basis and at the time of promotions or other changes in responsibilities. In late 2019, the compensation committee approved general base salary increases for the named executive officers, to continue to move them, as determined appropriate, toward the 50th percentile based upon FW Cook’s 2019 study. The 2019 increases in named executive officer salaries averaged 4.54% and were in line with market data provided by FW Cook. The earnings for our named executive officers over the last three years can be found in the Summary Compensation Table. Current base salaries and 2019 base salary increases are listed below:

Name	Annual Salary Effective November 2018 ($)	Annual Salary Effective November 2019 ($)	Change %
Thomas Corrick	890,000	945,000	6.18%
Wayne Rancourt	522,000	542,700	3.97%
Nate Jorgensen(1)(2)	-	510,600	-
Nick Stokes	505,000	522,600	3.49%
Mike Brown(2)	-	418,400	-

(1)	On March 6, 2020, Mr. Corrick retired from his position as CEO and director, and Mr. Jorgensen was elected to those two positions, and received an increase in base salary and short term incentive. The compensation information for Mr. Jorgensen contained herein reflects 2019 compensation, not the increase for his promotion to CEO in 2020.

(2)	Messrs. Jorgensen and Brown became named executive officers in 2019.

Short Term Incentive Plan

The STIP is designed to recognize and reward the contributions that named executive officers and other participants make to the Company’s annual performance. Payout under the STIP is based on achievement of performance measures that are tied to the Company’s annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the performance criteria. Each named executive officer’s participation in the plan, along with the criteria for calculation of the payout, is established annually by action of our compensation committee and communicated to the participants in a STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the compensation committee generally in February of the following year, and resulting payments or awards are made to participants. The actual STIP awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the compensation committee’s discretion. For 2019, the compensation committee set a threshold of 25% of the target award as the minimum award to be granted under the program. If performance is below this threshold, no STIP payout is earned. The compensation committee also set a maximum of 225% of the target award based on financial goals for 2019 and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our named executive officers is set out in the table found under “Grants of Plan-Based Awards” in this section of this proxy statement. At the compensation committee meeting

EXECUTIVE COMPENSATION

in February 2020, the committee used its discretion and adjusted the calculation of EBITDA achieved for the 2019 calendar year to exclude the impact of the charges for the pension risk transfer transaction.

2019 STIP Compensation

For 2019, each of our named executive officers participated in the STIP. The plan provided for awards to be determined based on the extent to which the financial goals and performance objectives were met during the year, subject to the compensation committee’s discretion. The performance metrics established by the compensation committee under our 2019 STIP were based on the U.S. Census Bureau forecast of 1.28 million U.S. housing starts, a primary metric in our business. In setting the STI target, the compensation committee evaluated earnings in 2018 and market and industry conditions. In the first six months of 2018, the Company experienced exceptionally high commodity wood products prices, including plywood, but those prices declined sharply in the second half of 2018 and did not recover. Based on the sharp decline in plywood pricing, the committee expected that earnings in our wood products division would be materially lower in 2019. The committee set the STI target in light of such factors, and at a level intended to drive meaningful performance. In fact, in 2019, the Company experienced more than $100 million in negative price variance on plywood. The annual incentive target awards, financial goals, and performance objectives required for each named executive officers for 2019 are set forth below:

			Performance ($ in millions, except PRONWC)
Business Role	Financial Measure(s)(1)	Weight % of Award Multiplier	Threshold Payout at 25%	Target Payout at 100%	Maximum Payout at 225%	Financial Goal Achievement	Award Payout Multiple
Corporate	Corporate EBITDA	100.0%	124	214	309	215.9	1.03
	Corporate EBITDA	25.0%	124	214	309	215.9	1.03
Building Material Distribution (BMD)	BMD EBITDA	37.5%	90	135	180	137.0	1.06
	BMD PRONWC(2)	37.5%	19.8%	32.5%	45.2%	36.8%	1.41
Wood Products (WP)	Corporate EBITDA	25.0%	124	214	309	215.9	1.03
	WP EBITDA	75.0%	49	109	169	111.9	1.06

Actual 2019 payouts under the STIP to the named executive officers are set forth below:

Name	Business Role	Actual Base Earnings(3) ($)	Target Award % of Earnings	Award Payout Multiple	STI Payout ($)
Thomas Corrick	Corporate	896,346	100%	1.03	923,237
Wayne Rancourt	Corporate	524,388	80%	1.03	432,096
Nate Jorgensen	Corporate	466,846	75%	1.03	358,201
Nick Stokes	BMD	507,031	80%	1.18	478,637
Mike Brown	WP	387,277	75%	1.05	302,356

(1)	EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Adjusted EBITDA further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. Management uses EBITDA and Adjusted EBITDA to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. Please refer to our 2019 Annual Report, Item 6. Selected Financial Data.

(2)	Pre-tax Return on Net Working Capital (PRONWC) is calculated based on GAAP amounts by dividing Building Materials Distribution’s (BMD’s) net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2018 through December 2019. The compensation committee includes PRONWC as a portion of Mr. Stokes’ performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business.

(3)	The STIP target award is applied to the actual base salary earnings for the year and not base salary at year end.

EXECUTIVE COMPENSATION

2019 Ad Hoc Discretionary Bonus Awards

From time to time, the compensation committee may elect to grant a discretionary bonus to one or more of the named executive officers or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the Company’s STIP. These bonus payments are not governed by any formal plan, and no named executive officer has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to named executive officers are determined by the compensation committee at its sole discretion. No such bonus was awarded in 2019 to the named executive officers.

In January 2019, the Company entered into a Leadership Recognition Agreement with Wayne Rancourt as a retention incentive. Under this agreement, he will receive a $500,000 contribution to his account under the Deferred Compensation Plan on December 31, 2020, subject to his continued employment through that date, with limited exceptions in the event of termination due to death, disability, or a merger, sale or reorganization of the Company.

LTIP 2016 Incentive Plan

We make equity grants under the 2016 Incentive Plan. The 2016 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees, as well as others performing consulting or advisory services are eligible for grants under the 2016 Incentive Plan. The purpose of the 2016 Incentive Plan is to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company. The 2016 Incentive Plan is administered by our compensation committee.

Awards granted under the 2016 Incentive Plan and the 2013 Incentive Plan are subject to any recoupment policy we may have, including the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

LTIP Awards

In February 2019, the compensation committee approved equity grants under the 2016 Incentive Plan. The amount and structure of the grants were based on a study conducted by FW Cook and the recommendations FW Cook made as a result of the study. Officer participants under the 2016 Incentive Plan received two types of grants: RSUs and PSUs. The compensation committee sets a dollar target rather than a percentage-of-salary target to calculate the RSU and PSU grants on the day of the award after market close. Half of the value of the target award was granted in RSUs. The other half of the target award was granted in PSUs.

The RSUs awarded in 2019 vest over a three-year period with one-third vesting on March 1 on each of 2020, 2021, and 2022 with share distribution the following day. The PSUs awarded at target are adjusted by a performance factor determined by the performance objectives listed below and may be further adjusted at the discretion of the compensation committee. The performance-adjusted PSUs granted in 2019 vest in a single installment on March 1, 2022, with share distribution the following day.

The 2019 LTIP awards were based on a closing market value on February 22, 2019 of $29.48 and are as follows:

EXECUTIVE COMPENSATION

Financial Goal PSUs	Threshold 50% of PSUs	Target 100% of PSUs	Maximum 200% of PSUs	2019 Financial Goal Achievement	LTI PSU Award Multiple
Corporate ROIC	3.8%	8.6%	13.7%	7.90%	0.93
Name	LTIP Target Award Value ($)	50% of Target Award Value RSUs (#)	50% of Target Award Value PSUs (#)	2019 LTIP PSU Award Multiple	Adjusted PSUs with Performance Multiple (1)
Thomas Corrick	1,780,000	30,190	30,190	0.93	28,077
Wayne Rancourt	500,000	8,480	8,480	0.93	7,886
Nate Jorgensen	500,000	8,480	8,480	0.93	7,886
Nick Stokes	500,000	8,480	8,480	0.93	7,886
Mike Brown	450,000	7,632	7,632	0.93	7,098

(1)	At the Compensation Committee meeting in February 2020, our Compensation Committee used its discretion under the LTIP to adjust the calculation of ROIC achieved for the 2019 calendar year to exclude the impact of charges related to a pension risk transfer transaction.

The PSUs awarded are earned based on a one-year ROIC performance established by the compensation committee. The compensation committee chose ROIC as the performance metric to differentiate from the EBITDA measure used in the STIP because it believed ROIC would put a focus on short-term and long-term investments and reinforce the importance of shareholder returns. If ROIC is below threshold as shown above, no PSUs are earned. At threshold performance, 50% of the PSUs are earned, and at maximum performance, 200% of the PSUs are earned. The compensation committee approved a payout scale such that when results fall between the threshold and maximum reference points, linear interpolation is used to determine the actual PSUs to be awarded.

The compensation committee continues to evaluate the appropriateness of a one-year performance goal with a three-year cliff vest for the PSUs, and did so again in 2019. Based on the market conditions and the nature of the products we manufacture and sell, the committee continues to support a one-year performance goal with a three-year cliff vest for the PSUs.

Vesting of LTIP awards is subject to a named executive officer’s continued employment through the vest date(s), except in certain limited circumstances. If a named executive officer dies or becomes disabled, (i) all unvested RSUs become vested and (ii) all earned PSUs for which the performance metric has been satisfied become vested at that amount. In the event the performance year applicable to the PSUs has not elapsed at the time of such death or disability, the PSUs will vest based on actual achievement of the performance metric. In the event of a named executive’s eligible retirement, (i) unvested RSUs become vested as to 1/3 of the award, multiplied by a pro rata portion based on the number of full calendar months that has elapsed during the then 12-month vesting period prior to retirement, divided by 12, and (ii) earned PSUs become vested as to a pro rata portion based on the number of full calendar months that has elapsed during the vesting period prior to retirement, divided by 36. In all cases, payout occurs on the normally scheduled payout date for the LTIP awards. For purposes of LTIP vesting, retirement means the named executive officer’s termination after attainment of age 62 and completion of at least 15 years of employment with the Company and its predecessors, or age 65 and completion of at least five years of employment with the Company. In the event of a change in control in which the LTIP awards are not replaced by an equivalent award, (i) RSUs become vested and (ii) unearned PSUs become vested at target and PSUs for which the performance metric has been satisfied and, therefore, are subject to time-vesting, become vested.

In addition to the foregoing LTIP awards, in January 2019, Mr. Rancourt also received an RSU award for 20,000 shares that vests on December 31, 2022 if he remains employed through such date. The compensation committee awarded the RSUs to Mr. Rancourt in recognition of his leadership contributions, and to retain his service.

Other Compensation and Benefit Plans

The Company’s named executive officers receive additional compensation under a few other compensation and benefit plans, as further described below. These plans and benefits, except those that are frozen or closed to new entrants, are provided to create an aggregate compensation and benefits package that is competitive in the marketplace, thereby, helping us to attract and retain the

EXECUTIVE COMPENSATION

management talent needed to achieve the Company’s strategic objectives.

Financial Counseling Program

We provide limited perquisites to our executive officers. Under our financial counseling program, up to $5,000 in expenses per calendar year incurred by officers for professional tax preparation, planning and compliance, investment planning, and estate planning will be paid by the Company. Unused amounts up to one year’s allowance ($5,000) may be carried over from year to year. At the end of 2019, the compensation committee eliminated the financial counseling program, and no carry-over was allowed.

Boise Cascade Pension Plan

Effective December 31, 2009, the compensation committee froze the pension benefit for all of our salaried employees including our named executive officers. The frozen benefit is now in the Boise Cascade Pension Plan (BCPP). On December 31, 2009, the compensation committee also froze our supplemental pension plans in which Messrs. Corrick, Rancourt, Stokes, and Brown participated. Since December 31, 2009, none of our named executive officers has earned any additional pension benefit.

The BCPP entitles each vested employee to receive an annual pension benefit at normal retirement age as determined by a formula involving the average of the highest five consecutive years of the employee’s compensation out of the last 10 years of employment through December 31, 2009 (Average High Five) times an annual factor for each year of service. Under the BCPP, “compensation” is defined as the employee’s taxable base salary plus any taxable amounts earned under our annual variable incentive compensation programs. For each year of service prior to December 31, 2003, the annual factor was equal to 1.25%, and for each year of service from January 1, 2004 through December 31, 2009, the annual factor was equal to 1%. The value of the pension benefit is determined by adding the products of: 1) the Average High Five times the number of years of service prior to December 31, 2003, times 1.25% and; 2) the Average High Five times the number of years of service between January 1, 2004 and December 31, 2009, times 1%. Under this formula, benefits are computed on a straight-line annuity basis and are not offset by Social Security or other retirement benefits. An employee is 100% vested in the pension benefit after five years of unbroken service.

The Supplemental Pension Plan

While the pension plan was in effect, if an employee earned income in excess of the limits provided under the Internal Revenue Code for qualified plans, or if income was deferred under the Company’s deferred compensation plan and not taxed (and, therefore, not counted for purposes of the benefit amount calculation under the qualified BCPP), the additional benefits were accrued and will be paid from the Company’s general assets under our unfunded, nonqualified Supplemental Pension Plan (SUPP). Because the benefit definition in the SUPP is a derivative of that contained in the BCPP described above, the benefit freeze adopted for the qualified plan at year-end 2009 effected a similar freeze in further benefit accruals under the SUPP as of the same date.

The Supplemental Early Retirement Plan

Under our unfunded, nonqualified Supplemental Early Retirement Plan (SERP), an officer was eligible for benefits under the plan if the officer: (i) was an officer of OfficeMax immediately prior to the 2004 Forest Products Acquisition; (ii) is 55 years old or older (or 58 years old or older for officers elected on or after June 1, 2004, and before October 29, 2004); (iii) has ten or more years of service; (iv) has served as an officer for at least five full years; and (v) retires before the age of 65 (or in certain cases age 62). Eligible officers retiring prior to age 65 receive an early retirement benefit from the SERP which, in combination with their benefit under the BCPP and the SUPP, equals the benefit calculated under the BCPP and the SUPP without reduction due to the officer’s early retirement. Because the benefit definition in the SERP is a derivative of that contained in the BCPP described above, the benefit freeze adopted for the pension at year-end 2009 effected a similar freeze in further benefit accruals under the SERP. Benefits payable under the SERP are offset in part by benefits payable under a similar plan maintained by OfficeMax. Mr. Rancourt will become eligible for benefits under the SERP when he reaches age 58, if he is still employed by the Company.

The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2019, for each of our named executive officers under each plan are disclosed in the table found under the heading “Pension Benefits” of this CD&A. Changes in the present value for the pension benefits for each

EXECUTIVE COMPENSATION

named executive officer are disclosed in footnote 5 to the “Summary Compensation Table.”

Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its named executive officers. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual’s total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

Since January 2013, the Company has provided a contribution to each salaried employee’s 401(k) account for each pay period in an amount equal to 4% of the employee’s eligible wages (base salary and short-term incentive compensation) for the period. If the Company’s EBITDA meets or exceeds targets specified by the compensation committee and the board of directors, the Company is able to make additional discretionary contributions in an amount up to 2%, 3%, or 4% of the employee’s wages, depending on the affected employee’s number of years of service. For 2019, the compensation committee and the board set an EBITDA performance threshold of $175 million and maximum of $250 million. The Company approved a payout scale so that when performance falls between the threshold and maximum levels linear interpolation is used to determine the actual award. Amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation and/or credited to the participant’s deferred compensation account. In 2019, the Company’s performance, after discretionary adjustments made by the compensation committee, was at $216 million. All of our named executive officers participate in the plan.

Amounts deferred under this plan by the named executive officers are included in the salary disclosure in the “Summary Compensation Table,” and amounts contributed by the Company to the account of a named executive officer under the plan are included in the “All Other Compensation” column in the “Summary Compensation Table.”

Nonqualified Deferred Compensation Plan

Under the Boise Cascade Company Deferred Compensation Plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant’s account is credited with an amount equal to what the Company’s 401(k) contribution would have been if the money had not been deferred and with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or in installments over a specified period of years following the termination of their employment with the Company, or can elect distributions of in-service account deferrals prior to termination, as specified in the plan. Amounts deferred under this plan in any relevant year or contributed to the account under the plan by any of our named executive officers are disclosed in the “2019 Nonqualified Deferred Compensation Table.”

Salaried Employee Life Insurance Plan and Officers’ Supplemental Life Plan

The Company maintains two plans under which Company-paid life insurance is made available to its officers. Under its Salaried Employee Life Insurance Plan in which all of our salaried employees participate, the Company provides, at its expense during each salaried employee’s period of employment, life insurance in an amount equal to the employee’s base salary up to a maximum of $250,000, with the exception of Mr. Stokes, whose coverage amount is $50,000. All of our named executive officers participate in this plan.

Mr. Stokes participates in our Officers’ Supplemental Life Plan, which is closed to new participants, and under which a Company-paid life insurance benefit during employment is provided in an amount equal to two times the officer’s base salary, less $50,000.

Amounts paid by the Company for the coverage provided to each of our named executive officers is reported in the column titled “All Other Compensation” in the “Summary Compensation Table.”

EXECUTIVE COMPENSATION

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its named executive officers other than the severance agreements described in this section.

The Company entered into severance agreements with each of the named executive officers to maintain operating continuity in the event of a change of control. The Company entered into new or revised severance agreements with each of its named executive officers as of the dates below:

Corrick:	August, 2016
Rancourt:	August, 2016
Jorgensen:	February, 2019
Stokes:	August, 2016
Brown:	February, 2019

The severance agreements are effective for one year from the anniversary date, but unless the Company gives notice 60 days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year. Notice was not given prior to the anniversary date in 2019. Accordingly, the term of such agreements has now been extended to 2021.

The severance agreements for the named executive officers provide that in the event of a “qualifying termination” (meaning any termination with the exception of a termination (i) by the Company for cause or disability; (ii) by the employee other than for good reason (as described in the severance agreement); or (iii) as a result of the employee’s death), an employee will be entitled to receive (a) his or her full base salary through the date of termination, a STIP payment for the year of termination based on the plan’s actual payout for the year and pro-rated to reflect the portion of the year expired, and all other compensation to which he or she is then entitled; (b) a lump-sum severance payment equal to two times the sum of the employee’s annual base salary plus target STIP for the year in which the termination occurs; and (c) a lump-sum amount equal to the value of such employee’s unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date. Additionally, the severance agreements provide, in the event of a qualifying termination, for full maintenance of healthcare and insurance benefits for a period of 12 or 18 months following the termination date (subject to payment of required contributions), payment of the premium under the Company’s Supplemental Life Plan for 24 months following the termination date, and if applicable, receipt of the monthly benefit that such employee would have been entitled to receive under the SERP as if such employee had satisfied the age and service requirements under the SERP as of his or her termination date. The higher levels of severance benefits are generally reserved for those officers at the level of senior vice president and higher, which includes all of our named executive officers.

In the event of a change in control, the agreements require a second trigger of a qualifying termination from employment before benefits are payable.

The severance agreements provide that in the event of a non-qualifying termination, the employee will be entitled to receive his or her full base salary through the date of termination, plus all other compensation to which he or she is then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the employee will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.

In consideration of the severance payments described above, each severance agreement contains confidentiality and non-solicitation provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.

EXECUTIVE COMPENSATION

Role of Tax Considerations

Section 162(m) of the tax code limits the tax deductibility of compensation paid to our chief executive officer and certain other executive officers to $1 million per officer in any taxable year. Effective for taxable years beginning after December 31, 2017, the exception from Section 162(m)’s deduction limit for “performance-based” compensation has been repealed, unless the compensation qualifies for certain transition relief. The compensation committee retains the flexibility and discretion to structure compensation programs and authorize compensation that may not be deductible, including as a result of the changes made to Section 162(m) of the tax code, as described above. This flexibility is necessary for elements of the Company’s success, such as attracting and retaining talented executives and rewarding achievement of the Company’s strategic objectives.

Summary Compensation Table

The following table presents compensation information for Messrs. Corrick, Rancourt, Jorgensen, Stokes, and Brown for 2019, and where applicable 2018, and 2017:

Officer Name and Principal Position	Year	Salary(1) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
	2019	896,346	1,780,002	923,237	193,963	144,399	3,937,947
Thomas Corrick CEO & Director	2018	854,615	1,699,958	1,076,815	51,678	177,433	3,860,499
	2017	819,038	1,821,277	1,318,652	78,586	109,364	4,146,917
Wayne Rancourt EVP, Chief Financial Officer, and Treasurer	2019	524,388	1,023,380	432,096	264,720	579,401	2,823,985
	2018	499,885	499,983	503,884	5,596	90,327	1,599,675
	2017	481,962	528,746	581,969	145,909	58,072	1,796,658
Nate Jorgensen(7) COO	2019	466,846	499,980	358,201	—	45,905	1,370,932
Nick Stokes EVP, Building Materials Distribution	2019	507,031	499,980	478,637	239,465	78,159	1,803,272
	2018	482,885	499,983	355,403	4,742	108,640	1,451,653
	2017	462,308	587,499	702,708	121,674	77,323	1,951,512
Mike Brown(7) EVP, Wood Products	2019	387,277	449,982	302,356	52,581	49,755	1,241,951

(1)	Includes amounts deferred under our savings plan and our deferred compensation plan. See “Boise Cascade Company Savings Plan” and “Non-Qualified Deferred Compensation Plan” under “Other Compensation and Benefit Plans” in the “CD&A” in this proxy statement.

(2)	No discretionary bonuses were given in 2017, 2018, or 2019.

(3)	Includes the total grant date fair value of the RSU and PSU awards granted in 2017, 2018, and 2019. The grant date value for the 2017 RSU awards is $27.05 per share, for the 2018 RSU awards is $43.05 per share, and for the 2019 RSU awards is $29.48 per share. The 2017 PSUs were awarded by the compensation committee at 1.35 times target with a grant date fair value of $27.05 per share. The 2018 PSUs were awarded by the compensation committee at target with a grant date fair value of $43.05 per share. The 2019 PSU grant, assuming achievement of the maximum performance levels, would be as follows: Mr. Corrick – $1,780,002; Mr. Jorgensen - $499,980; Mr. Rancourt – $499,980; Mr. Stokes – $499,980; and Mr. Brown – $449,982. The 2019 PSUs were awarded by the compensation committee at .93 times target with a grant date fair value of $29.48 per share. Mr. Rancourt also received a special RSU award of 20,000 shares with a grant date fair value of $26.17.

(4)	Represents total payment of awards under our STIP for each year reported. The specific financial goals and performance objectives at corporate and business unit levels of the STIP are described under “STIP” in the “CD&A.” The amounts reported in this column include amounts deferred under our savings plan and our deferred compensation plan.

EXECUTIVE COMPENSATION

(5)	Amounts disclosed in this column include the following:

		Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)
Officer	Year	($)	($)	Total
	2019	132,791	61,172	193,963
Thomas Corrick	2018	-166,070	51,678	-114,392
	2017	44,244	34,342	78,586
	2019	249,305	15,415	264,720
Wayne Rancourt	2018	-99,759	5,596	-94,163
	2017	140,314	5,595	145,909
	2019	234,686	4,779	239,465
Nick Stokes	2018	-164,527	4,742	-159,785
	2017	116,932	4,742	121,674
Mike Brown	2019	44,913	7,668	52,581

For more information concerning the pension plans and deferred compensation plans in which our named executive officers participate, see “Boise Cascade Pension Plan” and “Nonqualified Deferred Compensation” under “Other Compensation and Benefit Plans” in the CD&A in this proxy statement.

(6)	Amounts disclosed in this column include the following:

(a)	Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned. The changes reported in this column reflect the changes in actuarial assumptions that increase or decrease the present value of the named executive officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Years with decreases in the present value of pension amounts are treated as $0, such that only the nonqualified deferred compensation earnings appear in the Summary Compensation Table.

(b)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our named executive officers.

		Company Contributions to Savings Plans(a)	Company-Paid Portion of Executive Officer Life Insurance(b)	Perquisites	Other(c)	Total
Officer	Year	($)	($)	($)	($)	($)
Thomas Corrick	2019	139,897	1,974	2,528		144,399
Wayne Rancourt	2019	72,905	1,422	5,074	500,000	579,401
Nate Jorgensen	2019	40,850	1,422	3,633		45,905
Nick Stokes	2019	61,146	10,369	6,644		78,159
Mike Brown	2019	46,543	1,422	1,790		49,755

(a)	See “Boise Cascade Company Savings Plan” and “Nonqualified Deferred Compensation Plan” under “Other Compensation and Benefit Plans” in the “CD&A” in this proxy statement for a description of these plans. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the named executive officer as taxable cash compensation.

(b)	See “Salaried Employee Life Insurance Plan and Officers’ Supplemental Life Plan” under “Agreements with Named Executive Officers” in the CD&A in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

(c)	Represents the special deferred compensation award credited to Mr. Rancourt’s account under the Deferred Compensation Plan, which amount is conditional on his employment until December 31, 2020.

(7)	Messrs. Jorgensen and Brown became named executive officers in 2019.

EXECUTIVE COMPENSATION

2019 Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our named executive officers in 2019 under our STIP and 2016 Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Units Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards(3) ($)
Thomas Corrick
Non-Equity Award(1)		224,087	896,346	2,016,779
Equity Award - PSUs(2)	2/22/19				15,095	30,190	60,380		890,001
Equity Award - RSUs	2/22/19							30,190	890,001
Wayne Rancourt
Non-Equity Award(1)		104,878	419,511	943,900
Equity Award - PSUs(2)	2/22/19				4,240	8,480	16,960		249,990
Equity Award - RSUs	2/22/19							8,480	249,990
Equity Award - Special(4)	1/18/19							20,000	523,400
Nate Jorgensen
Non-Equity Award(1)		86,909	347,635	782,179
Equity Award - PSUs(2)	2/22/19				4,240	8,480	16,960		249,990
Equity Award - RSUs	2/22/19							8,480	249,990
Nick Stokes
Non-Equity Award(1)		101,406	405,625	912,656
Equity Award - PSUs(2)	2/22/19				4,240	8,480	16,960		249,990
Equity Award - RSUs	2/22/19							8,480	249,990
Mike Brown
Non-Equity Award(1)		71,990	287,958	647,906
Equity Award - PSUs(2)	2/22/19				3,816	7,632	15,264		224,991
Equity Award - RSUs	2/22/19							7,632	224,991

(1)	Reflects the potential threshold, target, and maximum incentive awards for the named executive officers for 2019 under our STIP as described above in “STIP” in the “CD&A” in this proxy statement. The named executive officers’ actual incentive awards earned in 2019 are disclosed in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation Table.” All awards earned under this plan were paid in February 2020 calculated based on the actual salary earned in 2019.

(2)	Reflects the potential threshold, target, and maximum incentive awards for the named executive officers for 2019 PSUs under the 2016 Incentive Plan. One hundred percent of the PSUs time vest on March 1, 2022. For further information on the terms of these incentive awards (which were awarded in 2019), refer to “LTIP Awards” in the “CD&A” in this proxy statement.

(3)	The values listed in this column represent the accounting grant date fair value of the target RSUs and the target PSUs (at $29.48 per share) at the time of award with the exception of Mr. Rancourt’s special RSU award. The grant date fair value for Mr. Rancourt’s special RSU award is based on $26.17 per share at the time of the award.

(4)	Mr. Rancourt received a special leadership award of 20,000 RSUs (at $26.17) granted January 18, 2019. One hundred percent of the award will vest on December 31, 2022.

EXECUTIVE COMPENSATION

2019 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the 2019, 2018, and 2017 awards made to our named executive officers under the 2016 Incentive Plans that had not vested as of December 31, 2019.

Name Type of Award	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
	(#)	($)
Thomas Corrick
2019 PSU(2)	28,077	1,025,653
2019 RSU(3)	30,190	1,102,841
2018 PSU(4)	16,585	605,850
2018 RSU(3)	13,162	480,808
2017 PSU(5)	38,679	1,412,944
2017 RSU(3)	9,550	348,862
Wayne Rancourt
2019 PSU(2)	7,886	288,076
2019 RSU(3)	8,480	309,774
2019 Special RSU(6)	20,000	730,600
2018 PSU(4)	4,878	178,193
2018 RSU(3)	3,871	141,408
2017 PSU(5)	11,229	410,195
2017 RSU(3)	2,772	101,261
Nate Jorgensen(7)
2019 PSU(2)	7,886	288,076
2019 RSU(3)	8,480	309,774
Nick Stokes
2019 PSU(2)	7,886	288,076
2019 RSU(3)	8,480	309,774
2018 PSU(4)	5,807	212,130
2018 RSU(3)	3,871	141,408
2017 PSU(5)	12,477	455,785
2017 RSU(3)	3,080	112,512
Mike Brown(7)
2019 PSU(2)	7,098	259,290
2019 RSU(3)	7,632	278,797
(1)	Market value based on the closing price for Boise Cascade Company stock on December 31, 2019, of $36.53 per share.

(2)	On February 22, 2019, our compensation committee awarded our named executive officers the 2019 PSUs listed herein which represent the actual amounts earned at .93 times target and include the unvested portion of these awards as of December 31, 2019. The 2019 PSUs vest and distribute on March 1, 2022.

(3)	On February 22, 2019, our compensation committee awarded our named executive officers the 2019 RSUs listed herein. One-third vested on March 1, 2020, the second third vests on March 1, 2021, and the final third vests on March 1, 2022. On February 22, 2018, our compensation committee awarded our named executive officers the 2018 RSUs listed herein. One-third vested on March 1, 2019, one-third vested on March 1, 2020, and the final one-third will vest on March 1, 2021. On February 23, 2017, our compensation committee awarded our named executive officers the 2017 RSUs listed herein. One-third vested on March 1, 2018, the second third vested on March 1, 2019, and the final one-third vested on March 1, 2020.

(4)	On February 22, 2018, our compensation committee awarded our named executive officers the 2018 PSUs listed herein which represent actual amounts vested earned at 1.0 times target, as well as 0.84 times target for Messrs. Corrick and Rancourt, and include the unvested portions of these awards as of December 31, 2018. The 2018 PSUs vest and distribute on March 1, 2021.

(5)	On February 23, 2017, our compensation committee awarded our named executive officers the 2017 PSUs listed herein which represent the actual amounts earned at 1.35 times target and include the unvested portion of these awards as of December 31, 2018. The 2017 PSUs vested and distributed on March 1, 2020.

(6)	Mr. Rancourt received a special leadership retention RSU award in 2019 that will vest in December 31, 2022.

(7)	Messrs. Jorgensen and Brown became named executive officers in 2019.

EXECUTIVE COMPENSATION

2019 Option Exercises and Stock Vested

The following table reflects the number of options exercised and stock awards vested in 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Thomas Corrick	5,923	64,483	77,128	2,158,813
Wayne Rancourt	-	-	22,417	627,452
Nate Jorgensen	-	-	9,126	255,437
Nick Stokes	-	-	22,725	636,073
Mike Brown	-	-	9,126	255,437

(1)	Calculated using closing price of our common stock on the New York Stock Exchange on the vest date of March 2, 2019 ($27.99).

2019 Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable, including the number of years of service credited to each of the officers who are participants in the Boise Cascade Pension Plan under our defined benefit pension plans. No amounts were distributed to any of them during 2019 under the BCPP, the SUPP, or the SERP. For more information concerning our pension plans, see “Boise Cascade Pension Plan” under “Other Compensation and Benefit Plans” in the CD&A in this proxy statement.

Officer	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit(2) ($)
Thomas Corrick	BCPP	29	1,147,909
	SUPP	29	500,454
Wayne Rancourt	BCPP	25	793,502
	SUPP	25	269,352
	SERP	25	379,804
Nick Stokes	BCPP	31	1,301,548
	SUPP	31	783,496
Mike Brown	BCPP	10	239,620
	SUPP	10	16,657

(1)	Number of years credited service for each include amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition.

(2)	These values were calculated on the same basis and using the same assumptions used in the Company’s financial statements, except that the assumed retirement age for Mr. Rancourt the earliest age at which he could qualify for retirement under the SERP. Please refer to Note 12 in our 2019 audited financial statements contained in our Annual Report on Form 10-K for a discussion of such assumptions

EXECUTIVE COMPENSATION

2019 Nonqualified Deferred Compensation

Earnings on contributions and preexisting plan balances continued to accrue during 2019 in accordance with the terms of the deferred compensation plan. No withdrawals or distributions were made from the plan by any of our named executive officers during 2019. In 2019, contributions to the deferred compensation plan received from the Company included a 4% base contribution and applicable discretionary contribution to simulate the base contribution and discretionary contribution in the 401(k) plan. Aggregate earnings and year-end plan balances are each of the named executive officers who participate in the plan are disclosed in the table below:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Thomas Corrick	286,319	11,453	162,293	-	3,412,370
Wayne Rancourt	-	500,000	39,037	-	834,390
Nick Stokes	-	-	12,738	-	263,025
Mike Brown	92,564	3,703	20,149	-	448,836

(1)	Amount included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” based on the participant’s election for each deferral source.

(2)	Amounts included in the “All Other Compensation” column of the “Summary Compensation Table.” Mr. Rancourt’s special award vest is conditional on his employment continuing until December 31, 2020.

(3)	The above-market portion of the interest earned is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	The amounts reported in this column (with the exception of any amounts that are not above-market earnings) have been reported for applicable years in the “Summary Compensation Table.”

For more information concerning our nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation” under “Other Compensation and Benefit Plans” in this proxy statement.

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its named executive officers under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

•	Voluntary termination with good reason or involuntary termination by the Company without cause;

•	A change in control without adoption of a replacement plan or assumption of the existing obligations;
•	Death or disability; or

•	Retirement, as applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2019. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2019, termination. The amounts disclosed here do not include amounts earned by the named executive officer through that time as base salary, any bonuses approved by the compensation committee prior to that date, and payments earned prior to that date such as 2019 awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in the CD&A and accompanying tables.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our named executive officers on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual

EXECUTIVE COMPENSATION

confidentiality, non-solicitation, and non-disparagement obligations contained in their employment or severance agreements with the Company, as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided by severance agreements and the terms of the 2016 Incentive Plan. For a description of these contractual arrangements, see “LTIPs” and “Agreements with Named Executive Officers” in the CD&A.

Thomas Corrick

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)	Retirement(4) ($)
Base Salary (2 x annual base salary)	1,890,000	—	—	—
STIP (2x target)	1,890,000	—	—	—
LTIP	—	5,054,145	5,054,145	2,808,434
Insurance - healthcare, life, disability, and accident (18 months)	20,720	—	—	—
TOTAL	3,800,720	5,054,145	5,054,145	2,808,434

Wayne Rancourt(5)

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,085,400	—	—
STIP (2x target)	868,320	—	—
LTIP	—	2,181,206	2,181,206
Insurance - healthcare, life, disability, and accident (18 months)	19,892	—	—
Deferred Compensation Payment	524,006	524,006	524,006
TOTAL	2,497,618	2,705,212	2,705,212

Nate Jorgensen

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,021,200	—	—
STIP (2x target)	765,900	—	—
LTIP	—	1,030,548	1,030,548
Insurance - healthcare, life, disability, and accident (18 months)	27,697	—	—
TOTAL	1,814,797	1,030,548	1,030,548

EXECUTIVE COMPENSATION

Nick Stokes

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)	Retirement(4) ($)
Base Salary (2 x annual base salary)	1,045,200	—	—	—
STIP (2x target)	836,160	—	—	—
LTIP	—	1,541,383	1,541,383	884,875
Insurance - healthcare, life, disability, and accident (18 months)	17,876	—	—	—
Insurance Premium - Term Life (24 months)	20,582
TOTAL	1,919,818	1,541,383	1,541,383	884,875

Mike Brown

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	836,800	—	—
STIP (2x target)	627,600	—	—
LTIP	—	968,593	968,593
Insurance - healthcare, life, disability, and accident (18 months)	12,139	—	—
TOTAL	1,476,539	968,593	968,593

(1)	A Qualified Termination includes voluntary termination with good reason and involuntary termination without cause. The benefits are payable pursuant to the severance agreement with each named executive officer as described under “Agreements with Named Executive Officer” in the “CD&A”.

(2)	In the event of change of control in which LTIP awards are not replaced by equivalent awards, the time-based LTIP awards vest immediately in full. The value represents the aggregate market value of the unvested awards presented under the “2019 Outstanding Equity Awards at Fiscal Year-End” Table.

(3)	In the event of death or disability, the time-based LTIP awards vest immediately in full. The value represents the aggregate market value of the unvested awards presented under the “2019 Outstanding Equity Awards at Fiscal Year-End” Table.

(4)	In the event of retirement on December 31, 2019, pursuant to the respective award agreements, the unvested LTIP awards vest on a prorated basis according to the number of months that have elapsed in the vesting period prior to retirement. The value represents the prorated units as of December 31, 2019.

(5)	As described in the CD&A in this proxy statement, Mr. Rancourt received a $500,000 contribution to his account under the Deferred Compensation Plan. This amount was reported in the “Summary Compensation Table” for 2019 and in the “2019 Nonqualified Deferred Compensation” table. This amount vests on December 31, 2020, subject to Mr. Rancourt’s continued employment until such date. However, if the Company terminated Mr. Rancourt’s employment prior to such date for any reason other than disciplinary reasons, including as a direct result of a reduction in force or a result of a merger, reorganization, sale, or restructuring of the Company or a subsidiary, the amount will vest on the 60th day following such termination. As a condition to vesting, Mr. Rancourt may be required to sign and not revoke a waiver and release of claims against the Company. Amount includes interest credited in 2019.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Thomas Corrick, our chief executive officer:

For 2019, our last completed fiscal year:

●	The annual total compensation of our median employee (excluding our chief executive officer and our employees in the UK and Canada) was $52,502; and

●	The annual total compensation of our chief executive officer, as reported in the Summary Compensation Table above, was $3,937,947.

Based on this information, we estimate that the annual total compensation of Mr. Corrick, our chief executive officer, was approximately 75 times that of our median employee in 2019.

We identified our median employee by preparing a list of all our employees (excluding our chief executive officer and our employees in the UK and Canada) as of December 31, 2019. We then collected the information necessary to calculate Medicare taxable income for the year ended December 31, 2019, as will be reported to the IRS on Form W-2 for the employees included in such list.

We did not include our employees in Canada or the United Kingdom in determining our median employee, as they accounted for less than 5% of our total employee population as of December 31, 2019. As of December 31, 2019, we had a total of 6,000 employees, comprised of 5,868 U.S.-based employees, 131 employees in Canada, and 1 employee in the United Kingdom.

The pay ratio included above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2019 Annual Report by visiting www.proxyvote.com. Please have your 12-digit control number available. Your 12-digit control number can be found on your Notice of Internet Availability of Proxy Materials. If you received a paper copy of your proxy materials, your 12-digit control number can be found on your proxy card or voting instruction card.

You may view complete copies of all of our SEC filings, including Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting our website at www.bc.com and selecting Investors and then SEC Filings.

Record Date and Voting at Our 2020 Annual Shareholders’ Meeting

Shareholders owning our common stock at the close of business on March 9, 2020 (the Record Date), may vote at the annual meeting. On the Record Date, 39,196,619 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the annual meeting.

All valid proxies properly executed and received by us prior to our annual meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

☐	FOR the election of the three director nominees to serve as Class III directors and hold office for a three-year term expiring at the annual meeting in 2023;
☐	FOR the advisory vote regarding an annual frequency of advisory votes regarding executive compensation;
☐	FOR the advisory vote to approve executive compensation;
☐	FOR adopting the amendments to the Certificate of Incorporation to declassify the board by 2023;
☐	FOR adopting the amendments to the Certificate of Incorporation to remove governance principles no longer applicable; and
☐	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Your shares will also be voted on any other matters presented for a vote at the annual meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before the annual meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at the annual meeting.

Quorum

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting are present in person or by proxy. Shareholders have no right to cumulative voting as to any matter, including the election of directors. Abstentions and broker nonvotes will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner or when it has discretionary power but declines to use it. Brokers do not have discretionary voting power on nonroutine matters. Proposal No. 6, the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2020, is the only routine matter for consideration at the annual meeting.

Independent Tabulator

We have appointed Broadridge Financial Solutions Inc. (Broadridge) as our independent tabulator to receive and tabulate all votes cast at the annual meeting. Broadridge will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Cydni J. Waldner, of Hawley Troxell Ennis & Hawley LLP, as our independent inspector of election to certify the vote results.

Proxy Solicitation

Our board of directors is soliciting your proxy. Our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us. In addition, Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow Sodali”), will assist us in the solicitation of proxies. We will pay $7,500 in fees, plus expenses and disbursements, to Morrow Sodali for its proxy solicitation services.

Householding of Annual Meeting Materials

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of such documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

If you want to receive multiple copies of our proxy materials or Notice of Internet Availability of Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact the Broadridge Householding Department at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

According to SEC rules, to be considered for inclusion in next year’s proxy statement, our corporate secretary must receive shareholder proposals at the address shown below no later than November 27, 2020:

Boise Cascade Company

Attention: Corporate Secretary

1111 West Jefferson Street, Suite 300

Boise, ID 83702

Additionally, our bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting no earlier than January 7, 2021, and no later than February 6, 2021.

Please refer to Article II, Section 11 of our bylaws for an outline of the information a shareholders’ notice must include regarding director nominees and other business to be brought before a shareholders’ meeting.

You may view a complete copy of our bylaws by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Bylaws.

If You Plan to Attend

If you plan to attend the annual meeting in person, please bring photo identification, as well as your Notice of Annual Shareholder Meeting; your brokerage statement reflecting your Boise Cascade common stock; a copy of the voting instruction card provided by your bank, broker, trustee, or nominee; or similar evidence of share ownership as of the Record Date.

APPENDIX A-1

APPENDIX A-1

Appendix A-l

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOISE CASCADE COMPANY

ARTICLE ONE

The name of the corporation is Boise Cascade Company (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR
Section 1.   Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 350,000,000 shares, consisting of:

1.          50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”): and

2.          300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.   Exchange of Existing Common Units. Upon the filing of this Certificate of Incorporation and the Certificate of Conversion with the Secretary of State of Delaware, (the “Effective Time”), each of Boise Cascade, L.L.C.’s common units heretofore authorized, issued and outstanding shall be automatically, without any action on the part of the holder thereof, be converted into and become 29,700 shares of Common Stock. Each certificate previously

APPENDIX A-1

representing Boise Cascade, L.L.C.’s common units outstanding immediately prior to the Effective Time shall represent from and after The Effective Time the number of shares of Common Stock equal to the number of units shown on the face of such certificate multiplied by 29,700 and such shares of Common Stock shall have the rights specified herein.

Section 3.   Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each suck series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to applicable law and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors fixing the number of shares constituting a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the undesignated status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.   Common Stock.

(a)         Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this

APPENDIX A-1

Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

(b)          Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c)          Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d)          In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

ARTICLE FIVE
The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.    Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation (as amended, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

APPENDIX A-1

Section 2.    Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 3. ~~—Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances; shall be divided into three classes, hereby designated Class I. Class II and Class III.~~

~~S~~e~~ction 4.~~—Election and Torn of Office. The directors in an uncontested election shall be elected by an affirmative vote of the majority of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors. The directors in a contested election shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of such directors. ~~The~~ After the time this Certificate of Incorporation becomes effective, the term of office of the ~~initial~~ Class I directors shall expire at the ~~first annual meeting of~~2023 annual meeting of stockholders, the term of office of the Class II directors shall expire at the 2021 annual meeting of stockholders, and, the term of office of the Class III directors shall expire at the 2022 annual meeting of the stockholders after the time this Certificate of Incorporation becomes effective~~, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the time this Certificate of Incorporation becomes effective and the term of office of the initial Class III directors shall expire at the third succeeding annual mooting of the stockholders after the time this Certificate of Incorporation becomes effective. For the purposes hereof the Board of Directors may assign directors already in office to the initial Class I. Class II and Class III at the time this Certificate of Incorporation becomes effective, in accordance with the terms of that certain Director Nomination Agreement, dated on or about February 11, 2013 (as amended or supplemented in accordance with its terms, the “Nomination Agreement”), by and between the Corporation and the investor named therein.~~ At each annual meeting of stockholders after the ~~time this Certificate of Incorporation becomes effective, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each~~directors’ term expires, the class designation will be removed and each director shall hold office until the next annual meeting of stockholders ~~for the year in which~~when such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of

APPENDIX A-1

Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section ~~5.—~~4. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in the Nomination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section ~~6.~~—5. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, (i) prior to the first date (the “Trigger Date”) on which Madison Dearborn Partners Capital Partners IV, L.P. and its affiliates cease to beneficially own (directly or indirectly) at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and (ii) on and after the Trigger Date, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock at, a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

Section ~~7~~.—6. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designation governing such series.

Section ~~8.~~—7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in The Bylaws of the Corporation

ARTICLE SEVEN

APPENDIX A-1

Section 1.    Limitation of Liability.

(a)          To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but. in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b)          Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE EIGHT
Section 1.    Action by Written Consent.

From and after the Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vole thereon were present and voted.

Section 2.   Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

ARTICLE NINE

APPENDIX A-1

Section 1.     Certain Acknowledgments. In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of Madison Dearborn Partners, LLC (“MDP”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) MDP and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with MDP and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve MDP and/or its Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of MDP, any entity that controls, is controlled by or under common control with MDP (other than Forest Products Holdings, L.L.C., Boise Cascade Holdings, L.L.C., the Corporation and any company that is controlled by the Corporation) and any investment funds managed by MDP and (b) in respect of the Corporation, any company controlled by the Corporation.

Section 2.    Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, neither MDP nor any of its Affiliated Companies nor any of their respective Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of MDP, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in or in being offered an opportunity to participate in, business opportunities that are from time to time presented to MDP, its Affiliated Companies or any of their respective Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Affiliated Companies for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that MDP, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity,

APPENDIX A-1

or information regarding such business opportunity to the Corporation or any of its Affiliated Companies.

Section 3.    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of ARTICLE THREE or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.    Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE NINE; provided however, that neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE NINE shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 5.    Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.

Section 6.    Severability. To the extent that any provision or part of any provision of this ARTICLE NINE is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of any other provision of this ARTICLE NTNE.

ARTICLE TEN

Section 1.      Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2.    Interested Stockholder Transactions. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)      prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

APPENDIX A-1

(b)      upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)      at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 ⅔ % of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE TEN shall not apply if:

(a)     a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three- year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership: or

(b)     the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE TEN; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of ah of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the

APPENDIX A-1

outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE TEN.

Section 4.    Definitions. As used in this ARTICLE TEN only, and unless otherwise provided by the express terms of this ARTICLE TEN, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)    “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity: and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c)    “Business Combination” means:

(i)      any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE TEN is not applicable to the surviving entity;

(i)
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(ii)
(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder,

APPENDIX A-1

except: (A) pursuant to the exercise exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) or Section 253 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE TEN shall there be a related increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;
(iii)
(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(iv)
(v)    any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE TEN) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “Control.” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE TEN, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

APPENDIX A-1

(e)    “Interested Stockholder” means any Person [other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TEN to the contrary, the term “Interested Stockholder” shall not include: (x) MDP or any of its Affiliates or Associates, including any investment funds managed by MDP, or any other

Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE

APPENDIX A-1

TEN), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own. directly or indirectly such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g)     “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h)     “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(i)      “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE ELEVEN

Section 1.     Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Corporation’s Bylaws may be amended, altered or repealed and new bylaws made by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date, the Corporation’s Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

Section 2.     Amendments to this Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and

APPENDIX A-1

notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, Section 1 or 2 of ARTICLE EIGHT, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

ARTICLE TWELVE

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as may be amended, altered, changed or repealed in accordance with Section 2 of ARTICLE ELEVEN) or the Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article TWELVE shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TWELVE (including, without limitation, each portion of any sentence of this Article TWELVE containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

APPENDIX A-1

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the revisions of this ARTICLE TWELVE.

ARTICLE THIRTEEN

The sole incorporator of the Corporation is John T. Sahlberg, whose mailing address is 1111 West Jefferson Street, Suite 300, Boise, Idaho 83702-5389.

APPENDIX A-2

APPENDIX A-2

Appendix A-2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOISE CASCADE COMPANY

ARTICLE ONE

The name of the corporation is Boise Cascade Company (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1.     Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 350,000,000 shares, consisting of:

1.         50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2.         300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

APPENDIX A-2

Section 2. ~~Exchange of Existing Common Unite. Upon the filing of this Certificate of Incorporation and the Certificate of Conversion with the Secretary of State of Delaware, (the “Effective Time”), each of Boise Cascade, L.L.C.’s common units heretofore authorized, issued and outstanding shall be automatically, without any action on the part of the holder thereof, be converted into and become 29,700 shares of Common Stock. Each certificate previously representing Boise Cascade, L.L.C.’s common units outstanding immediately prior to the Effective Time shall represent from and after the Effective Time the number of shares of Common Stock equal to the number of units shown on the face of such certificate multiplied by 29,700 and such shares of Common Stock shall have the rights specified herein.~~

~~S~~e~~ction 3.~~ Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers. preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to applicable law and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors fixing the number of shares constituting a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the undesignated status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the

APPENDIX A-2

holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section ~~4.~~ 3. Common Stock.

(a)       Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

(b)       Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c)       Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d)       In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger

APPENDIX A-2

or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation (as amended, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III.

Section 4. Election and Term of Office. The directors in an uncontested election shall be elected by an affirmative vote of the majority of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors. The directors in a contested election shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of such directors. The term of office of the initial Class I directors shall expire at the first

APPENDIX A-2

annual meeting of stockholders after the time this Certificate of Incorporation becomes effective, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the time this Certificate of Incorporation becomes effective and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the time this Certificate of Incorporation becomes effective. For the purposes hereof, the Board of Directors may assign directors already in office to the initial Class I, Class II and Class III at the time this Certificate of Incorporation becomes effective, in accordance with the terms of that certain Director Nomination Agreement, dated on or about February 11, 2013 (as amended or supplemented in accordance with its terms, the “Nomination Agreement”), by and between the Corporation and the investor named therein. At each annual meeting of stockholders after the time this Certificate of Incorporation becomes effective, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in the Nomination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, ~~(i) prior to the first date (the “Trigger Date”) on which Madison Dearborn Partners Capital Partners IV, L.P. and its affiliates cease to beneficially own (directly or indirectly)~~, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”),

APPENDIX A-2

~~directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and (ii) on and after the Trigger Date, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock~~, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

Section ~~7.–~~6. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designation governing such series.

Section ~~8.–~~7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE SEVEN

Section 1.        Limitation of Liability.

(a)        To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b)        Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE EIGHT

Section 1.         Action by Written Consent.

APPENDIX A-2

~~From and after the Trigger Date, any~~Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied~~. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.~~

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only ~~(i)~~ by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies ~~or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws~~.. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

ARTICLE NINE

~~Section 1. Certain Acknowledgments. In recognition and anticipation that (i) the principals, officers, members managers and/or employees of Madison Dearborn Partners, LLC (“MDP”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) MDP and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with MDP and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE NINE arc set forth to regulate and define the conduct of certain affair of the Corporation as they may involve MDP and/or its Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of MDP, any entity that controls, is controlled by or under common control with MDP (other than Forest Products Holdings, L.L.C., Boise Cascade Holdings, L.L.C., the~~

APPENDIX A-2

~~Corporation and any company that is controlled by the Corporation) and any investment funds managed by MDP and (b) in respect of the Corporation, any company controlled by the Corporation.~~

~~Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law. neither MDP nor any of its Affiliated Companies nor any of their respective Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of MDP, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to MDP, its Affiliated Companies or any of their respective Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonable be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Affiliated Companies for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that MDP, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, cells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies.~~

~~Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of ARTICLE THREE or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is: from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.~~

~~Section 4. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with,—this ARTICLE NINE; provided however, that neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Certificate of Incorporation inconsistent~~

APPENDIX A-2

~~with this ARTICLE NINE shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal of adoption.~~

~~Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provision of this ARTICLE NINE.~~

~~Section 6. Severability. To the extent that any provision or part of any provision of this ARTICLE NINE is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of any other provision of this ARTICLE NINE.~~

~~ARTICLE TEN~~

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2. Interested Stockholder Transactions. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)     prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b)     upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and

APPENDIX A-2

not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE ~~TEN~~NINE shall not apply if:

(a)       a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b)       the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE ~~TEN~~NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE ~~TEN~~NINE

APPENDIX A-2

Section 4. Definitions. As used in this ARTICLE ~~TEN~~NINE only, and unless otherwise provided by the express terms of this ARTICLE ~~TEN~~NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a)        “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)        “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c)       “Business Combination” means:

(i)       any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE ~~TEN~~ NINE is not applicable to the surviving entity;

(ii)      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the

APPENDIX A-2

time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) or Section 253 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE ~~TEN~~NINE shall there be a related increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv)       any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v)        any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE ~~TEN~~NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d)     “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of

APPENDIX A-2

circumventing this ARTICLE ~~TEN~~NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(e)  “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the ~~o~~Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE ~~TEN~~NINE to the contrary, the term “Interested Stockholder” shall not include: (x) MDP or any of its Affiliates or Associates, including any investment funds managed by MDP, or any other

Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or

APPENDIX A-2

understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE ~~TEN~~NINE), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE ~~ELEVEN~~
TEN

Section 1. Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by law, ~~prior to the Trigger Date, the Corporation’s Bylaws may be amended, altered or repealed and new bylaws made by. in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date,~~ the Corporation’s Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

APPENDIX A-2

Section 2. Amendments to this Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, Section 1 or 2 of ARTICLE EIGHT, ARTICLE ~~TEN~~NINE, ARTICLE ~~ELEVEN~~TEN or ARTICLE ~~TWELVE~~ELEVEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, ~~(i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the. affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date,~~ such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

ARTICLE ~~TWELVE~~ELEVEN

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as may be amended, altered, changed or repealed in accordance with Section 2 of ARTICLE ~~ELEVEN~~TEN) or the Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination),

APPENDIX A-2

which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article ~~TWELVE~~ELEVEN shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ~~TWELVE~~ELEVEN (including, without limitation, each portion of any sentence of this Article ~~TWELVE~~ELEVEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ~~TWELVE~~ELEVEN.

~~ARTICLE THIRTEEN~~

~~The sole incorporator of the Corporation is John T. Sahlberg, whose mailing address is 1111 West Jefferson Street, Suite 300, Boise, Idaho 83702 5389.~~